AGREEMENT OF SALE AND PURCHASE

between

229 W. 36TH STREET PARTNERSHIP LP,

Seller

and

ARC NY22936001, LLC

Purchaser

Date: November 8, 2012

Property:

229 West 36th Street

New York. New York 10018

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(continued)

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(continued)

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(continued)

		Page

26.16.	Intentionally Omitted	41

26.17.	Defined Terms	41

26.18.	Singular/Plural	41

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EXHIBITS & SCHEDULES

EXHIBIT 1	Definitions
EXHIBIT 2	Form of Deed
EXHIBIT 3	Bill of Sale
EXHIBIT 4	Assignment and Assumption of Service, Maintenance and Concessionaire Agreements
EXHIBIT 5	Assignment and Assumption of Landlord’s Interest in Leases
EXHIBIT 6	Assignment of Licenses and/or Permits
EXHIBIT 7	Assignment of Warranties and Guarantees
EXHIBIT 8	Post-Closing Adjustment Letter
EXHIBIT 9	FIRPTA Certificate
EXHIBIT 10	Tenant Notice Letter
EXHIBIT 11	Title Affidavit
EXHIBIT 12	Assignment of Letters of Credit
EXHIBIT 13	Escrow Letter
SCHEDULE A	Description of Land
SCHEDULE B	Schedule of Leases
SCHEDULE C	Service and Maintenance Agreements
SCHEDULE D	Rent Roll and Arrears Report
SCHEDULE E	Compliance
SCHEDULE F	Litigation
SCHEDULE G	Title Report
SCHEDULE H	Letters of Credit
SCHEDULE I	Form of Tenant Estoppel Statement
SCHEDULE J	Security Deposits
SCHEDULE K	Façade Work
SCHEDULE L	Permits
SCHEDULE M	Survey
SCHEDULE N	[Intentionally Omitted]
SCHEDULE O	[Intentionally Omitted]
SCHEDULE P	Pending Real Estate Tax Adjustment

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AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made and entered into as of November 8, 2012 (the “Effective Date”), by and between 229 W. 36th Street Partnership LP, a Delaware limited partnership (“Seller”), and ARC NY22936001, LLC, a Delaware limited liability company (“Purchaser”),

W I T N E S S E T H

Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions hereinafter set forth, the Property (as such term is defined in Article 1 hereof).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and subject to the terms, provisions and conditions hereof, Seller and Purchaser hereby covenant and agree as follows:

ARTICLE 1.

INCLUSIONS IN SALE AND EXCLUSIONS

1.1. Inclusions. The term “Property” shall mean the following:

1.1.1. The land described in Schedule A annexed hereto, and designated as Block: 786, Lot: 23 in the Borough of Manhattan on the Tax Map of the City of New York (the “Land”).

1.1.2. All of Seller’s right, title and interest in and to the buildings, structures and improvements, together with the air rights and development rights, if any, tenements, privileges, easements, rights of way, mineral and water rights, hereditaments and appurtenances thereto belonging or in any way appertaining, now erected or situated on the Land (collectively, the “Building”). The Building’s street address is 229 West 36th Street, New York, New York 10018.

1.1.3. All of Seller’s right, title and interest in and to the fixtures, equipment, machinery, supplies, building materials and personal property used in connection with the operation of the Building and owned by Seller, and not being the property of any space tenant or occupant at the Building, manager or leasing agent, or any other third party.

1.1.4. All right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof, and any strips and gores adjacent to the Land, and all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land and Building by reason of change of grade of any street.

1.1.5. All written space leases and other written use, possession, tenancy, occupancy or license agreements, now or hereafter covering offices, stores and other spaces situate at or within the Building or the Land, and all amendments, modifications and/or assignments thereof, all of which are listed on Schedule B to be assigned to Purchaser at Closing (the “Leases”), as well as all lease guaranties delivered in connection therewith, all of which are listed on Schedule B (the “Guaranties”), and all of the right, title and interest of the landlord under the Leases, and Guaranties, and, subject to the provisions of Section 13.1.10, all security deposits paid or deposited by space tenants or occupants in respect of Leases (individually, a “Tenant” and collectively, the “Tenants”), applicable to Tenants in possession under the Leases at Closing), which shall not have been applied in accordance with the terms and conditions hereof.

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1.1.6. All right, title and interest of Seller in and to those certain service contracts, utility agreements, maintenance agreements and other agreements with respect to the Property listed on Schedule C to be assigned by Seller to Purchaser at Closing (collectively, the “Service and Maintenance Agreements”); other items of intangible personal property owned by Seller and utilized in and necessary for the operation of the Property; assignable guarantees or warranties of contractors and materialmen and any rights to claim against third parties for improper work or materials or damage to the Property except for such work, materials or damage which has been properly repaired or restored prior to Closing (collectively with the Service and Maintenance Agreements, “Intangible Personal Property”).

1.1.7. All site plans, architectural renderings, plans and specifications, engineering plans, as-built drawings, floor plans and other similar plans or diagrams, if any, which (a) relate to the Land and/or the Building and (b) are in Seller’s or Seller’s managing agent’s possession;

1.1.8. Seller’s right, title and interest, if any, in all licenses, permits, permit applications and warranties, guaranties, indemnities and bonds which (a) relate to the Building and/or the Land, and (b) are assignable by Seller to Purchaser.

1.2. Exclusions. The term “Property” shall exclude the following:

1.2.1. Those existing causes of action and damage claims of or against Seller, if any.

1.2.2. All rights and interests of Seller as owner of the Property arising prior to the Closing (including but not limited to, tax refunds, casualty or condemnation proceeds, applied tenant deposits, utility deposits, rent in arrears and rent escalations) attributable to periods prior to Closing, subject to Articles 11 and 13 hereof, to the extent applicable.

ARTICLE 2.

PURCHASE PRICE

2.1. Purchase Price. The purchase price for the Property to be paid by Purchaser to Seller shall be the amount of Sixty Four Million Eight Hundred Fifty Thousand and 00/100 Dollars ($64,850,000.00) (the “Purchase Price”).

2.2. Payment of Purchase Price. The Purchase Price shall be paid and evidenced as follows:

2.2.1. Deposit.

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(a) On or before the date which is two (2) Business Days after the Effective Date, Purchaser shall deliver a deposit to Chicago Title Insurance Company (Philadelphia, PA) (the “Escrow Agent”) in the sum of Six Million Four Hundred Eighty-Five Thousand and 00/100 Dollars ($6,485,000.00). The foregoing deposit, to the extent actually deposited by Purchaser with Escrow Agent, together with all interest accrued thereon are hereinafter referred to as the “Deposit.” Escrow Agent shall hold and apply the Deposit in accordance with the terms of this Agreement.

(b) At Closing, the Deposit shall be applied to Purchaser’s obligations to pay the Purchase Price, provided that the Deposit shall be returned by Escrow Agent to Purchaser, within one day of demand by Purchaser, without any notice or authorization being required from Seller or any other Person, in the foregoing instances:

(i)	When return of the Deposit is called for by the terms of this Agreement; or

(ii)	If Seller (A) either (i) defaults in the performance of its obligations hereunder or (ii) is unable to perform its obligations under this Agreement for any reason other than default of Purchaser, and (B) Purchaser terminates this Agreement in accordance with the provisions set forth herein.

(c) Escrow Agent shall place the Deposit in an interest-bearing account permitting immediate withdrawal without a penalty. Interest earned on the Deposit shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Agreement.

2.2.2. The balance of the Purchase Price (i.e., less the Deposit), as adjusted to reflect net prorations and other adjustments provided for in this Agreement (the “Cash Balance”), shall be deposited in cash or by wire transfer to a bank account designated by Escrow Agent on or before Closing and, at Closing, shall be paid toward the Purchase Price at the direction of Seller to the Escrow Agent.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1. Representations of Seller. Except, in all cases, for any fact, information or condition disclosed in the Permitted Encumbrances, the Leases, the Guaranties, any Tenant Estoppel Statement (which must not contradict material representations and warranties herein in order to be deemed Confirming Estoppels (hereinafter defined)), any of the Schedules attached hereto or which is otherwise known by Purchaser prior to the Closing or otherwise made available in the virtual deal room maintained by Jones Lang LaSalle with respect to the Property on October 25, 2012, Seller hereby represents and warrants as of the Effective Date as follows:

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3.1.1. Power and Authority. Seller is a limited partnership duly formed and validly existing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement by Seller (i) are within Seller’s limited partnership powers and (ii) have been duly authorized by all necessary limited partnership or other applicable action. This Agreement and all documents which are to be delivered to Purchaser by Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Seller; are, or at the time of Closing will be, legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; and do not conflict with any provisions of law or regulation to which Seller is subject, violate any provision of any judicial order to which Seller is a party or to which Seller or the Property is subject. The execution, delivery and performance of this Agreement do not require the consent or approval of any court, administrative or governmental authority and do not result in the creation or imposition of any lien or equity of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any material agreement to which Seller is a party or the business or operations of Seller or any of its properties or assets.

3.1.2. Leases.

(a) Schedule B sets forth a true, complete and correct list of all Leases in effect on the Effective Date of this Agreement and Seller has either original or copies of all Leases and Guaranties in its possession. Seller has delivered or made available to Purchaser true and complete copies of all Leases. No representation is made as to (i) possible assignments of any Leases not consented to by Seller for which Seller has no actual knowledge, or (ii) any subleases or underleases not consented to by Seller and for which Seller has no actual knowledge.

(b) Seller has not received written notice from any of the Tenants requesting the performance of any material repairs, alterations or other work which has not been completed. Seller has not sent or received any written notice of any material default of any material obligations on the part of any Tenant or landlord under the Leases which has not been cured. No Tenant is in arrears in the payment of monthly base rent or additional rent for any period in excess of thirty (30) days, except as set forth on Schedule D. The rents set forth on Schedule D are the actual rents billed or to be billed by Seller to the Tenants, and the actual amounts paid or payable by the Tenants. Except as set forth in the Leases, (a) no Tenant is entitled to rental concessions or abatements for any period subsequent to the scheduled date of Closing, (b) no other or additional renewal or extension options have been granted to the Tenants and (c) no person, firm, or entity, and none of the Tenants, has the rights in, or rights to purchase or acquire all, or any part of the Property, including, without limitation, a right of first refusal, right of first offer or option to purchase or lease with respect thereto other than Purchaser hereunder. None of the Tenants has made any requests for any assignment, transfer, or subletting in connection with all or a portion of the Building which is presently pending or under consideration by Seller. To Seller’s knowledge, all of the Leases are in full force and effect in accordance with their respective terms, and none of the Leases has been modified, amended, renewed or extended except as set forth in Schedule B. No action, proceeding or arbitration is pending on the date hereof with any Tenant in respect of its tenancy or its Lease.

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(c) Seller represents and warrants to Purchaser that Seller has heretofore billed all Tenants for all base rent and other additional rent due under the Leases and that all Tenants are current in the payment of same except as set forth on Schedule D.

(d) Schedule J sets forth all Security Deposits, as well as interest earned thereon (including those in the form of Letters of Credit), presently held by or on behalf of Seller with respect to the Leases. Seller shall not apply any portion of the Security Deposits against any Tenant default subsequent to the date of this Agreement unless and until the Tenant has vacated the premises pursuant to its respective Lease.

(e) There are no agreements for the payment of leasing commissions in connection with the Leases or the Property (collectively, the “Brokerage Agreement”) other than that certain Property Management and Leasing Agreement by and between Seller and CB Richard Ellis, Inc., dated as of July 24, 2007, as amended by that certain Amendment to Property Management and Leasing Agreement by and between Seller and CB Richard Ellis, Inc., dated as of [sic], 2009, which will be terminated as of the Closing Date, without expense to Purchaser. There are no leasing commissions due or to become due under the Brokerage Agreement that have not been paid by Seller.

3.1.3. Compliance. Except as otherwise disclosed on Schedule E attached hereto, Seller has not received any written notice from any municipal, state, or other statutory or regulatory authority, any board of fire underwriters, improvement association, or architectural committee, relating to noncompliance with any applicable building code or restriction that has not been corrected.

3.1.4. Condemnation. To Seller’s knowledge, there is no pending or threatened condemnation or eminent domain proceeding affecting any portion of the Property.

3.1.5. Litigation. To Seller’s knowledge, other than as disclosed on Schedule F, there are no legal actions pending or threatened against Seller, which, if determined adversely to Seller, would (a) materially impair Seller’s ability to perform its obligations under this Agreement, (b) impose any material costs, obligations or responsibilities on Purchaser following the Closing, (c) materially adversely affect any of the Leases or Tenants or (d) materially affect the value of the Property.

3.1.6. Copies of Agreements. The Seller has delivered or made available to Purchaser true, correct and complete copies of the Service and Maintenance Agreements and the Leases that are in the Seller’s possession or control or which are otherwise readily accessible to Seller.

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3.1.7. Façade Work.

3.1.7.1. To Seller’s knowledge, the only item of work remaining to be performed with respect to the Property in order to bring the Property into legal compliance sufficient to have the temporary certificate of occupancy for the Property reinstated is the repair or replacement of certain façade work as detailed in that certain AIA contract between Seller and The Fieldler Companies, Inc. (“Seller’s Engineer”), dated as of July 23, 2012 (the “Fieldler Contract”), which contract is attached hereto as Schedule K. “Façade Work” shall mean the repair detailed in the Fieldler contract and any other work determined by Seller’s Engineer (and reasonably confirmed by Purchaser’s engineer) to be necessary to further the repair or replacement of the façade such that the temporary certificate of occupancy can be reinstated and the façade and the areas affected by any work to the façade (including the parapet walls of the north elevation) will be structurally sound and legally compliant and free from violations of record relating to the condition requiring the Façade Work, including, without limitation, the costs and expenses associated with such work.

3.1.7.2. If the Façade Work is not completed and a final lien waiver is not obtained from Seller’s Engineer prior to the Closing, then, at Closing, Seller shall, at Purchaser’s option, either (a) deposit the Façade Escrow Amount (as hereinafter defined) with the Escrow Agent, or (b) apply the Façade Escrow Amount as a credit against the Purchase Price.

3.1.7.3. On or before December 10, 2012, Seller shall cause Seller’s Engineer to deliver to Purchaser an estimate of the costs and expenses remaining to complete the Façade Work. Purchaser shall have until December 14, 2012 to review such estimate and to deliver a estimate from Purchaser’s engineer for the remainder of the Façade Work. If the estimates of Seller’s Engineer and Purchaser’s engineer are no more than thirty percent (30%) apart, then the amounts shall be added together and divided by two (2), and the resulting product (the “Work Amount A”) shall be used as the basis for calculating the Façade Work Amount. If one party provides an estimate and the other party fails to provide an estimate on a timely basis, and such failure continues for two (2) business days after written notice, then the estimate provided by the one party shall be deemed the Work Amount A. If the foregoing estimates differ by more than thirty percent (30%), then the parties shall obtain a third estimate from a licensed structural engineer reasonably acceptable to Seller’s Engineer and Purchaser’s engineer (or if none shall be designated by December 17, 2012 (despite commercially reasonable efforts by Seller’s Engineer and Purchaser’s engineer to agree upon a qualified, neutral engineer from candidates offered by either Seller’s Engineer and/or Purchaser’s engineer prior to December 17, 2012), then Francesco Bruni (AIA, NCARB, LEED AP) of the VSA Group (“VSA Group”)), by no later than December 20, 2012 and the amount of such estimate (“Work Amount B”) shall be the basis for the Façade Work Amount (it being agreed that the Work Amount B shall not be higher than the higher of (i) Purchaser’s engineer’s estimate and (ii) Seller’s Engineer’s estimate or lower than the lower of (x) Seller’s Engineer’s estimate and (y) Purchaser’s engineer’s estimate). The parties shall share equally in the payment of the costs and expenses of the third (3rd) engineer, or the VSA Group, as applicable. If an estimate from a third (3rd) engineer or the VSA Group is not obtained on or before December 20, 2012, then the estimate of the Seller’s Engineer and the estimate of the Purchaser’s engineer previously obtained pursuant to this Section 3.1.7.3, notwithstanding the fact that such estimates may be more than thirty percent (30%) apart, shall be added together and divided by two (2) and the resulting product shall be deemed the Work Amount B. As used herein, “Façade Escrow Amount” shall mean an amount equal to the product of two times (2x) either Work Amount A or Work Amount B, as applicable.

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3.1.7.4. In the event the Façade Escrow Amount is in excess of $750,000, then Seller shall have the right, at its sole option, to terminate this Agreement, in which event the Deposit and any interest earned thereon shall be returned to Purchaser and Seller shall reimburse Purchaser for reasonable out-of-pocket expenses relating to this Agreement, including due diligence expenses and any expenses incurred in arranging financing to purchase the Property (all of which shall be capped at $150,000) and neither party shall thereafter have any further right or obligation hereunder, other than surviving obligations expressly set forth herein. If Seller does not elect to terminate this Agreement as herein provided, then, despite the fact that the Façade Work Amount is in excess of $750,000, Seller shall be obligated to, at Purchaser’s option, either (a) deposit the Façade Escrow Amount in its entity with Escrow Agent, or (b) apply the Façade Escrow Amount in its entirety against the Purchase Price, as provided above in Section 3.1.7.2. Notwithstanding any of the foregoing to the contrary, if Seller has elected to terminate this Agreement pursuant to this Section 3.1.7.4, and Purchaser wishes to proceed to Closing, then Purchaser shall provide notice to Seller of such intention and the parties shall proceed to Closing and the Façade Work Amount in such situation shall be capped at $750,000, and such sum shall be provided as a credit against the Purchase Price.

3.1.7.5. Seller agrees to diligently perform the Façade Work in a good and workmanlike manner, at its sole cost and expense (including the costs of Seller’s Engineer and any expediter that Seller may elect to hire), up until the Closing Date. Seller covenants and agrees to work in good faith and expeditiously as is commercially possible to undertake and diligently perform the Façade Work between the Effective Date and the Closing Date. Seller covenants and agrees to provide Purchaser with access to Seller’s Engineer and observation rights at the Property with respect to the on-going Façade Work between the Effective Date and the Closing Date. Additionally, Seller covenants and agrees to provide prompt notice to Purchaser of any increase in the scope of the Façade Work that may be made known to Seller from and after the Effective Date.

3.1.7.6. On the Closing Date, to the extent any Façade Work is remaining, Seller shall assign and Purchaser shall assume (i) the Fieldler Contract (and, if Purchaser so elects, any expediting contract that Seller may have entered into with respect to the Façade Work) and (ii) any and all remaining obligations with respect to the Façade Work (other than the deposit of the Façade Escrow Amount). From and after the Closing Date Seller shall be relieved of any and all obligations relating to the Façade Work, except as expressly provided for herein. In the event that Purchaser has elected for any Façade Escrow Amount to be deposited with the Escrow Agent, from and after the Closing Date, Purchaser shall have the right to draw down such funds in its sole discretion, and any remaining funds shall be the property of Purchaser.

3.1.8. RPIE Escrow. Seller has received a 2010 RPIE Non-Compliance Notice from the New York City Department of Finance, dated as of November 9, 2011, and as further detailed on Schedule E attached hereto (the “RPIE Notice”). Seller’s potential liability for the fine described in the RPIE Notice is approximately $53,834 (the “RPIE Fine”). If the RPIE Fine is not paid pursuant to the RPIE Notice or otherwise waived prior to Closing, an amount equal to $53,834 (the “RPIE Escrow”) will be deposited with the Escrow Agent to pay the RPIE Fine. Upon written notice from Seller to Escrow Agent, a copy of which shall be provided to Purchaser, Seller shall direct Escrow Agent to apply the RPIE Escrow to the RPIE Fine or release the RPIE Escrow to the Seller pursuant to this Section 3.1.8. Notwithstanding anything in the immediately preceding sentence to the contrary, upon the earlier of (i) receipt by Seller that the RPIE Fine has been waived or (ii) December 31, 2013, the RPIE Escrow shall be released to Seller to the extent the same is no longer an applicable fine or penalty against the Property.

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3.1.9. Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

3.1.10. OFAC. Neither Seller, nor to Seller’s knowledge, any of its direct or indirect beneficial owners is now or shall be at any time prior to or at the Closing a person or entity with whom (i) a United States citizen, permanent resident alien or person within the United States, (ii) an entity organized under the laws of the United States or its territories, (iii) an entity wherever organized or doing business that is owned or controlled by persons specified in clause (i) or (ii) above or (iv) entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under any relevant United States law, regulation and executive orders, including lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to persons or entities that have been designated by executive order or by the sanction regulations of OFAC as persons or entities with whom U.S. Persons may not transact business or must limit their interactions or types approved by OFAC or otherwise) or under United Nations, or other similar laws, regulations, executive orders or guidelines. Seller has taken such measures as are required of Seller under Applicable Laws to ascertain that the funds being invested by Purchaser in the acquisition of the Property are derived from permissible sources. Neither Seller nor to Seller’s knowledge any of its direct or indirect beneficial owners is a person or entity with which a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. §5312, as amended is prohibited from transaction business of the type contemplated by this Agreement under any applicable laws. Seller and to its knowledge its direct and direct beneficial owners are in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 as applicable to Purchaser and its direct and indirect beneficial owners.

3.1.11. ERISA. Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

3.1.12. Mortgage Notice. Seller has not received written notice from any holder of any mortgage requesting the performance of any repairs, alterations or other work, or for the correction of any defaults under any agreements, ordinances, rules or otherwise with respect to the Property which shall remain uncured on the Closing Date.

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3.1.13. Hazardous Materials. Seller has not received any written notice (i) from any applicable governmental authority of any “hazardous materials” or “hazardous wastes”, as defined, without limitation, under the Relevant Environmental Laws (hereinafter defined) at, on, around or under the Property, or migrating from the Property, in violation of any Relevant Environmental Laws; or (ii) of any pending actions, suits, claims and/or proceedings claiming that Seller, any of the Tenants or the Property is in violation of any Relevant Environmental Laws. For the purposes hereof, “Relevant Environmental Laws” shall mean any and all laws, rules, regulations, statutes, orders and directives, whether federal, state or local, applicable to the Property or any part thereof now or hereinafter in effect, in each case as amended or supplemented from time to time including, without limitation all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (49 U.S.C. §6901 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.) the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S. C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Section 1910.1001 and 1926.58), and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes.

3.1.14. Employees. There are no individuals now working, or at any time during Seller’s ownership of the Property who worked, at the Property who are or were employed by Seller. Seller shall not employ any employees for the operation or maintenance of the Property without the Purchaser’s written consent, which consent may be withheld by Purchaser in its sole discretion. Any employees engaged in the operation or maintenance of the Property are, as of the Effective Date, employed by service providers pursuant to the Service and Maintenance Agreements or pursuant to that certain Property Management Agreement, dated as of August 1, 2009, by and between Seller and Grubb & Ellis Management Services, Inc., as the same may have been amended and/or supplemented from time to time (the “Property Management Agreement”). Seller shall not employ any employees in connection with the operation or maintenance of the Property on and after the Effective Date and any employees engaged in the operation or maintenance of the Property shall be employed by one or more of the foregoing third-party service providers or pursuant to the Property Management Agreement.

3.1.15. Permits. To the best of Seller’s knowledge, there are no open or pending work permits, alteration applications, or requests to change a certificate of occupancy, temporary or otherwise, other than the permits for the Façade Work and those detailed on Schedule L attached hereto.

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3.1.16. Air Rights; Development Rights. Seller has not sold, conveyed or otherwise transferred any air rights or other development rights, to the extent any exist with respect to the Property, and same are intact and being included in this sale to the extent Seller owns them.

3.1.17. Assessments. To the best of Seller’s knowledge, neither the Property nor any part thereof is affected by any real estate tax assessment or assessments which are or may become payable after the Closing Date.

3.1.18. Knowledge. The term “knowledge,” when used in this Agreement, shall mean only such information as has actually been communicated to, or learned by Bill Burke, Shawn Veldhouse and/or Michael Fruchtman of Real Estate Capital Partners, (the “Designated Representative”), each of whom is an authorized representative of Seller and is the person most knowledgeable with respect to the matters herein represented and warranted. Seller shall not be deemed to have made any representations to Purchaser regarding the accuracy, completeness, methodology or current status of any report prepared by a third party and provided to Purchaser by Seller or any such third party. The fact that reference is made to the personal knowledge of the Designated Representative shall not render the Designated Representative personally liable for any breach of any of the foregoing representations and warranties.

3.1.19. Survival. All representations and warranties of Seller contained in this Section 3.1 shall be restated at Closing, and shall be void and of no further force or effect whatsoever from and after 270 days from the Closing Date (the “Survival Period”) and any claim of breach thereof must be in writing and prior to the expiration of the Survival Period or shall be deemed waived.

3.1.20. Right to Adjourn Closing. Seller shall have the right to adjourn the Closing for up to sixty (60) days for the purpose of curing any default, misrepresentation or incorrect warranty.

3.2. Purchaser’s Representations and Warranties. Purchaser hereby represents, warrants and covenants, as of the Effective Date and as of the Closing Date, as follows:

3.2.1. Power and Authority. Purchaser is a limited liability company, duly formed and validly existing under the laws of the State of Delaware. Purchaser has full power and authority to enter into and perform this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement by Purchaser (i) are within Purchaser’s limited liability company powers and (ii) have been duly authorized by all necessary limited liability company or other applicable action. Purchaser is not a “foreign person” within the meaning of Internal Revenue Code Section 1445 and the regulations issued therefore. This Agreement and all documents executed by Purchaser which are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Purchaser; are, or at the time of Closing will be, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; and do not and at the time of Closing will not (i) violate any provision of any agreement, judicial order, judgment, decree, statute, law, rule or regulation to which Purchaser is subject, or (ii) conflict with or result in a violation of Purchaser’s organizational document. The execution, delivery and performance of this Agreement do not require the consent or approval of any court, administrative or governmental authority and do not result in the creation or imposition of any lien or equity of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any material agreement to which Purchaser is a party or the business or operations of Purchaser or any of its properties or assets.

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3.2.2. OFAC. Neither Purchaser, nor to Purchaser’s knowledge, any of its direct or indirect beneficial owners is now or shall be at any time prior to or at the Closing a person or entity with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under any relevant United States law, regulation and executive orders, including lists published by OFAC (including those executive orders and lists published by OFAC with respect to persons or entities that have been designated by executive order or by the sanction regulations of OFAC as persons or entities with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise) or under United Nations, or other similar laws, regulations, executive orders or guidelines. Purchaser has taken such measures as are required of Purchaser under Applicable Laws to ascertain that the funds being invested by Purchaser in the acquisition of the Property are derived from permissible sources. Neither Purchaser nor to Purchaser’s knowledge any of its direct or indirect beneficial owners is a person or entity with which a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. §5312, as amended is prohibited from transacting business of the type contemplated by this Agreement under any applicable laws. Purchaser and to its knowledge its direct and indirect beneficial owners are in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 as applicable to Purchaser and its direct and indirect beneficial owners.

3.2.3. Acceptance of the Property. Purchaser acknowledges that it has thoroughly inspected the Property and all factors relevant to the Property’s use, including, without limitation, the physical condition of the Property, including the interior and exterior, the structure, condition of soils, environmental condition, all utilities and all physical and functional aspects of the Property; all operating records, leases, documents and other material affecting the income and operation of the Property; and all matters relating to title; together with all municipal and other legal requirements such as taxes, assessments, zoning, use permits, and building codes. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, OTHER THAN AS EXPRESSLY SET FORTH HEREIN, SELLER IS SELLING AND PURCHASER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY EXCEPT AS EXPRESSLY SET FORTH HEREIN, INCLUDING WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION AND ASPECTS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, SEISMIC ASPECTS OF THE PROPERTY, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, THE SQUARE FOOTAGE WITHIN THE IMPROVEMENTS ON THE REAL PROPERTY AND WITHIN EACH TENANT SPACE THEREIN, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, OR FITNESS, SUITABILITY, VALUE OR ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE PROPERTY, (X) THE LEASES, SERVICE AGREEMENTS, OR OTHER AGREEMENTS AFFECTING THE PROPERTY AND (XI) THE ECONOMICS OF THE OPERATION OF THE PROPERTY.

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3.2.4. Released Claims. Purchaser shall rely solely upon Purchaser’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition. Purchaser for itself and for anyone claiming by, through or under Purchaser hereby waives its right to recover from and fully and irrevocably releases Seller, its employees, officers, directors, representatives, agents, servants, attorneys, affiliates, parents, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations on its behalf (“Released Parties”) from any and all claims that it may now have or hereafter acquire against any of the Released Parties for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to any construction defects, errors, omissions or other conditions, known or unknown, latent or otherwise, including environmental matters, affecting the Property, or any portion thereof. Without limiting the foregoing, this release includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release to Seller.

Seller has given Purchaser material concessions regarding this transaction in exchange for Purchaser agreeing to the provisions of this Section which shall survive the Closing and shall not be merged into the Deed.

The release under this Section 3.2.4 shall not apply to any representation, warranty or covenant that expressly survives the Closing.

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3.2.5. Survival. Other than with respect to Section 3.2.3 and 3.2.4, the representations and warranties of Purchaser contained in this Section 3.2 shall be continuing in nature and shall survive for the length of the Survival Period.

3.3. Limitations. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred and Purchaser shall not have waived any applicable rights as set forth above, (a) the aggregate liability of Seller for all breaches of any of Seller’s covenants, representations, and/or warranties under this Agreement (other than with respect to the Façade Work, which shall be handled pursuant to Section 3.1.7 hereof) shall not exceed Two Million Nine Hundred Twenty-Five Thousand Dollars ($2,925,000) (the “Liability Limitation”) and (b) no claim by Purchaser alleging a breach by Seller of any covenant, representation or warranty of Seller contained herein may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other such claims, is for an aggregate amount in excess of Fifty Thousand Dollars ($50,000.00) (the “Floor Amount”), in which event Seller’s liability on final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. During the Survival Period, Seller agrees to maintain a net worth in an amount equal to the Liability Limitation, which Purchaser acknowledges and agrees may be satisfied by Seller maintaining cash and/or marketable securities in an account which is evidenced to Purchaser, which account shall not be permitted to be reduced below the amount of the Liability Limitation at any time during the Survival Period immediately following the Closing Date (or which any timely made claims shall remain unresolved) without Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

ARTICLE 4.

STATE OF TITLE OF PROPERTY

4.1. Permitted Encumbrances. Purchaser shall accept title to the Property subject to the following (the “Permitted Encumbrances”):

4.1.1. Any and all present and future zoning restrictions, regulations, requirements, laws, ordinances, resolutions and orders of any city, town or village in which the Property lies, and of all boards, bureaus, commissions, departments and bodies of any municipal, county, state or federal sovereign or other governmental authority now or hereafter having or acquiring jurisdiction of the Property or the use and improvement thereof (such authority is herein called a “Governmental Authority”).

4.1.2. The state of facts shown on the survey last dated June 28, 2007 by Joseph Nicoletti Associates Professional Land Surveyors P.C. (the “Contract Survey”) attached hereto as Schedule M and any change to such state of facts which would be shown on a current accurate survey of the Property, or any part thereof, provided no such change materially adversely affects Purchaser’s ability to use the Building for its present uses.

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4.1.3. The Leases listed on Schedule B annexed hereto, and any extensions, renewals or modifications thereof entered into in accordance with this Agreement, or new Leases entered into in accordance with this Agreement. Termination of any Lease shall not be deemed an objection to title but shall otherwise be subject to the express terms and conditions hereof.

4.1.4. The covenants, restrictions, easements, and agreements of record and other matters listed on Schedule G annexed hereto, and such other covenants, restrictions, easements and agreements of record as of the Effective Date, if any, affecting the Property, or any part thereof, provided such other covenants, restrictions, easements and agreements of record (i) are not violated by existing structures, and (ii) do not materially adversely affect the present use of the Building.

4.1.5. [Intentionally deleted.]

4.1.6. The Service and Maintenance Agreements, and any renewals thereof, or substitutions therefor, or additions thereto, provided such renewals, substitutions and additions are made in the ordinary course of Seller’s business and are terminable by Purchaser without penalty upon not less than thirty (30) days’ notice.

4.1.7. All violations and/or notes or notices of violations of law or municipal ordinances, orders, or requirements noted in or issued by any Governmental Authority having jurisdiction against or affecting the Building, except that, other than violations issued with respect to the Façade Work, Seller shall pay on or before the Closing any and all monetary liens, fines, fees, penalties, and interest imposed with respect to such notices or violations through the Closing Date that arise from a voluntary action of Seller, up to an aggregate amount equal to $300,000.00.

4.1.8. Any mechanic’s lien or other lien which is the obligation of a Tenant under any Lease to bond or remove of record (as expressly set forth in such Lease); provided, however, that Seller shall use commercially reasonable efforts to cause the Tenant to bond or otherwise remove the lien of record prior to Closing, and further provided that such Tenant is not more than forty five (45) days in arrears in the payment of rent or additional rent on the Closing Date or then subject to a bankruptcy action (in which event, Seller, may, at its option, deposit into escrow a sum reasonably sufficient to cause the Title Company to omit the same from Purchaser’s title insurance policy at Closing).

4.1.9. Any mechanic’s lien or other lien arising by, through or under Purchaser.

4.1.10. Real estate taxes, assessments, business improvement district charges, vault charges and like charges which are not yet then due and payable (subject to adjustment as hereinafter provided).

4.1.11. Any exception to coverage by the Title Company.

4.1.12. Any easement or right of use created in favor of any public utility company for electricity, steam, gas, telephone, water or other service, and the right to install, use, maintain, repair and replace wires, cables, terminal boxes, lines, service connections, poles, mains, facilities and the like, upon, under and across the Property, provided same (i) are not violated by existing structures; and (ii) do not materially adversely affect the present use of the Building.

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4.1.13. The printed exceptions contained in the jacket of title insurance policy then issued by the Title Company which shall insure Purchaser’s title.

4.1.14. Possible lack of right to maintain vaults, fences, retaining walls, chutes, cornices and other installations encroaching beyond the property line and possible variance between the record description and the tax map.

ARTICLE 5.

TITLE INSURANCE AND ABILITY OF SELLER TO CONVEY

5.1. Title Insurance. Purchaser acknowledges receipt of a copy of a title report dated September 10, 2012 (the “Contract Title Report”) issued by Chicago National Title Insurance Company (the “Title Company”) and the Contract Survey, and agrees to order a continuation of the Contract Title Report or new title report from the Title Company or any reputable title insurance company selected by Purchaser and an update of the Contract Survey within ten (10) days of the Effective Date. With respect to any continuation of the Contract Title Report (or any other title report obtained by Purchaser from the Title Company) or an updated Contract Survey, Purchaser shall deliver to Seller’s attorneys, Dechert LLP, 2929 Arch Street, Philadelphia, PA 19104, Attention: Jay L. Zagoren, a copy of such continuation (or other title report of update thereof) or updated survey together with a written statement by Purchaser of any objections to title which have appeared for the first time in such continuation (or other title report or update thereof) or on such updated survey (a “Subsequent Title Objection”), within ten (10) days of receipt of such continuation or updated survey (or within ten (10) days of the Effective Date, if heretofore obtained by Purchaser), but in no event later than fifteen (15) days prior to the Closing Date, unless such change of circumstances occurred or was recorded or discovered by the Title Company within such fifteen (15) day period. The failure by Purchaser to deliver any of the aforementioned documents to Seller’s counsel within the time period specified in this Section 5.1 shall constitute a waiver by Purchaser of any and all Subsequent Title Objections contained in the document not so delivered. In the event Purchaser sends a written statement to Seller setting forth one or more Subsequent Title Objections which Seller is unable to remedy prior to the Closing Date, Purchaser hereby grants to Seller a reasonable adjournment of the Closing Date (subject to Section 3.1.20) during which time Seller may attempt to remedy same.

5.2. Title Objections. If there are any liens, charges, easements, agreements of record, encumbrances, judgments or other objections to title, other than (a) the Permitted Encumbrances and (b) Subsequent Title Objections which are not waived in accordance with the provisions of Section 5.1 (collectively, “Title Objections”), which (i) were voluntary or consensual in nature; or (ii) are not of the type described in clause (i) of this sentence, but are removable by the payment of an ascertainable sum not to exceed in the aggregate Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Maximum Amount”), then Seller shall cause such Title Objections to be removed; or (iii) are not of the type described in clauses (i) or (ii) of this sentence, then Seller shall use reasonable efforts to cause such Title Objections to be removed, provided that such reasonable efforts shall not require the payment of money in excess of the Maximum Amount or the institution of litigation. If Seller fails to remove any Title Objection(s) in accordance with the provisions of the immediately preceding sentence, or if there exist any Title Objection(s) which Seller is not obligated to remove pursuant to the immediately preceding sentence, Purchaser, nevertheless, may elect, in its sole and absolute discretion (at or prior to Closing) to consummate the transaction provided for herein subject to any such Title Objection(s) as may exist as of the Closing Date, with a credit allocated against the Cash Balance payable at the Closing equal to the sum necessary to remove such Title Objection(s), not to exceed the Maximum Amount (in the event of a Title Objection of the type described in clause (ii) or clause (iii) of the immediately preceding sentence); provided, however, if Purchaser makes such election, Purchaser shall not be entitled to any other credit, nor shall Seller bear any further liability, with respect to any Title Objection(s) of the type described in clause (ii) or clause (iii) of the immediately preceding sentence, but Seller shall remain fully liable for the cost of removing any Title Objection(s) of the type described in clause (i) of the immediately preceding sentence. The immediately preceding sentence shall survive the Closing. If Purchaser shall not so elect, Purchaser may terminate this Agreement and Seller’s sole liability thereafter shall be to cause the Deposit, together with any interest earned thereon while in escrow, to be refunded to Purchaser, and, upon the return of the Deposit and any such interest, this Agreement shall be terminated, and the parties hereto shall be relieved of all further obligations and liability under this Agreement, other than with respect to the provisions of this Agreement which expressly survive a termination of this Agreement.

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5.3. No Further Action. Except as expressly set forth in Sections 5.1 and 5.2 hereof, nothing contained in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any Title Objections, or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller, at law or in equity, for Seller’s inability to convey title in accordance with the terms of this Agreement.

ARTICLE 6.

CLOSING COSTS

6.1. Purchaser’s Obligations. Purchaser shall pay the costs of examination of title and any owner’s policy of title insurance to be issued insuring Purchaser’s title to the Property, as well as all other title charges, survey updates, survey fees, and any and all other costs or expenses incident to the recordation of the Deed.

6.2. Seller’s Obligations. Seller shall pay the following amounts payable in connection with the transfer of the Deed:

(i)	the amount imposed pursuant to Article 31 of the New York State Tax Law (the “Tax Law”); and

(ii)	any amount due in connection with the Real Property Transfer Tax imposed by Title 11 of Chapter 21 of the Administrative Code of the City of New York.

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6.3. Other Costs. Except as otherwise provided in this Agreement, all other closing costs shall be allocated to and paid by Seller and Purchaser in accordance with the manner in which such costs are customarily borne by such parties in sales of similar property in New York County, State of New York provided, however, that each party shall bear its own attorneys’ fees. Any dispute between Seller and Purchaser as to which party customarily bears any such closing cost (other than either party’s own attorney’s fees) may be submitted by either party for resolution to the President of the Real Estate Board of New York, Inc., whose determination shall be binding upon the parties, provided, however, that in no event shall the Closing Date be adjourned by reason of the submission of any such dispute to the Real Estate Board of New York, Inc., but the amount in dispute shall be held in escrow by the Escrow Agent pending resolution of such dispute.

6.4. Survival. The provisions of this Article 6 shall survive the Closing.

ARTICLE 7.

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND LEASES

7.1. At the Closing, Seller shall assign to Purchaser and Purchaser hereby agrees to assume as of the Closing Date, all of the Leases, Guaranties and Service and Maintenance Agreements, by execution of the respective assignments of the same as provided for in Article 14 hereof. Notwithstanding anything to the contrary contained herein, the Brokerage Agreement, the Property Management Agreement and that certain Service Contract dated May 1, 2011 (the “Collins Agreement”) between Seller, as owner, and Collins Buildings Services, Inc. (“Collins”), as contractor, shall each be terminated by Seller as of the Closing and Seller shall be responsible for all costs and expenses associated therewith, provided that each of Seller and Purchaser shall comply with Section 22-505 of the Administrative Code of the City of New York, to the extent applicable, and shall cooperate in satisfying any applicable requirements of such Section 22-505 or other applicable law.

ARTICLE 8.

REAL ESTATE TAX ADJUSTMENTS

8.1. Other than disclosed on Schedule P, Seller represents that there are no real estate assessment protests and proceedings affecting the Property for the fiscal year in which the Closing occurs and for prior years. In the event of any reduction in the assessed valuation of the Property for any fiscal year, the net amount of any tax savings shall (a) with respect to fiscal years ending prior to the Closing, be payable to Seller; and (b) with respect to the fiscal year in which the Closing shall occur, after deduction of expenses and attorneys’ fees, be adjusted between Seller and Purchaser as of the Adjustment Date (as defined in Section 13.1), in each instance net of sums due to Tenants, which sums shall be paid to each Tenant entitled to same and credited in the adjustments under Section 13.1.3 to the party who was the landlord during the relevant period (and Seller and Purchaser agree to reconcile and adjust for any real estate tax payment owed to any Tenants for the period of Seller’s ownership of the Property, which obligation shall survive the Closing). If a reduction in the assessed value of the Property is granted for the fiscal year the Closing occurs or any prior fiscal year, and such reduction is in the form of a credit for taxes payable at or after Closing, Seller shall be entitled to receive a sum equal to such credit (or the pro rata portion of such credit attributable to the period prior to the Closing) when granted. After the Closing, Purchaser shall control any proceedings for prior, current and all subsequent tax years. Purchaser shall notify Seller of the fact that Seller has been granted a reduction in the real estate tax assessment for the Property with respect to the fiscal year in which the Closing occurs within thirty (30) days after the occurrence of such event. This Article 8 shall survive the Closing.

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ARTICLE 9.

CONFIDENTIALITY

9.1. Confidentiality. This Agreement hereby incorporates by reference the Confidentiality Agreement and Purchaser hereby affirms that its obligations thereunder shall remain in full force and effect after the Effective Date (pursuant to Section 12 of the Confidentiality Agreement). Notwithstanding anything to the contrary which might be set forth in the Confidentiality Agreement, Seller acknowledges and agrees that Purchaser shall not be prohibited from disclosing the Evaluation Material and such other information relating to the Property to the Securities and Exchange Commission (“SEC” and/or any other governmental agencies which impose filing and/or disclosure obligations on Purchaser and/or Purchaser’s affiliates. For the avoidance of doubt, Evaluation Material (as defined in the Confidentiality Agreement) shall include any non-public or proprietary material, data and information relating to the Property that is made available to Purchaser pursuant to or in connection with this Agreement. Nothing contained herein shall preclude the parties from issuing customary press releases following the Closing.

9.2. Return of Information. In the event the Closing does not occur for any reason and this Agreement is terminated, Purchaser shall promptly return or destroy to Seller all Evaluation Material in accordance with the Confidentiality Agreement.

9.3. Survival. The provisions of this Article 9 shall survive the termination of this Agreement.

ARTICLE 10.

OPERATIONS PRIOR TO CLOSING

10.1. Continued Operations. Between the Effective Date and the Closing, Seller shall continue to operate the Property in its usual and customary manner, at Seller’s sole cost and expense, subject to the further provisions of this Article 10. Without limiting the generality of the foregoing, (i) Seller shall provide or cause to be provided all services with respect to the Property and the Tenants that are required to be provided under the Leases, and shall otherwise comply with all of its obligations under the Leases including without limitation its repair and maintenance obligations therefor; (ii) Seller shall maintain and keep the Property, including mechanical equipment, in a condition at least as good as its condition on the Effective Date, reasonable wear and tear excepted, and (iii) Seller shall maintain the current insurance coverages on the Property. For the avoidance of doubt, “usual and customary manner” shall include any repair, remodeling, alteration or capital improvement of the Property that Seller has commenced or was required by law or by the Leases to have commenced prior to the Effective Date, or, with respect to leasing and/or legal obligations, the Closing Date.

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10.2. Access to the Property.

10.2.1. Access Requirements. Seller agrees to afford Purchaser (and Purchaser’s designees, agents, employees, consultants, appraisers, engineers, contractors and prospective lenders) reasonable access to the Property prior to the Closing, at reasonable times upon reasonable notice to Bill Burke of Real Estate Capital Partners (703-481-7113, bburke@rcap.com) or Glenn Tolchin of Jones Lang LaSalle (212-812-6424, glenn.tolchin@am.jll.com), provided that Purchaser shall not enter any portion of the Property unless accompanied by a representative of Seller or the Broker so long as Seller or Broker makes a representative available for such purpose. Purchaser specifically agrees that neither it, nor its employees or agents, will communicate directly with Seller’s employees or with Tenants, without prior written approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Purchaser is hereby expressly authorized to meet (or otherwise communicate) with American Language Communication, Center, Inc. (“ALCC”) so long as Seller or the Broker is included on all correspondence between Purchaser and ALCC, or in the event of a meeting, so long as Seller or the Broker is invited to attend such meeting(s). Purchaser also agrees that Seller shall not be required to incur any cost or expense or commence any action to afford Purchaser such access.

10.2.2. Insurance Requirements. Purchaser hereby agrees that it shall carry, and shall cause all contractors and vendors entering the Property on behalf of Purchaser in furtherance of the right of entry granted under this Agreement to carry, commercial general liability insurance with limits of not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit. Prior to any entry onto the Property by Purchaser or its agents, employees, consultants or representatives, Purchaser shall provide to Seller certificates evidencing such insurance coverage.

10.3. Leases. Seller agrees that between the Effective Date and the Closing:

10.3.1. Seller shall not, without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole discretion, (i) permit occupancy of, or enter into any new lease for, space in the Building which is not under lease as of the Effective Date, or which may hereafter become vacant, (ii) enter into any agreement to modify, extend or renew any Lease, (iii) terminate or accept the cancellation or surrender of any Lease prior to the end of its term, (iv) commence any litigation against any Tenant or (v) consent to a request for an assignment or sublease by a Tenant unless Seller shall be obligated by the Lease to so consent (provided, however, that if Purchaser requests Seller to withhold such consent to an assignment or sublease, Purchaser shall be obligated to indemnify and hold Seller harmless from any claims, losses or liabilities resulting therefrom).

10.3.2. Other than undertaking the Façade Work in accordance with Section 3.1.7, Seller shall not, without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, undertake any new alteration, tenant improvement, addition or demolition with respect to the Property which is reasonably estimated to cost in excess of $50,000, except in case of emergency, as required by applicable law, or as required by the specific terms and conditions of the Leases, in which case Seller shall give Purchaser notice thereto as soon as reasonably practicable. Seller shall be responsible, at Seller’s sole cost and expense, for any such alterations, tenant improvements, additions or demolition undertaken pursuant to this Section 10.3.2.

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10.4. Service and Maintenance Agreements. Seller agrees that between the Effective Date and the Closing, Seller shall not, without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, (i) enter into any agreement to modify, extend or renew any Service and Maintenance Agreement or (ii) terminate or accept the cancellation of any Service and Maintenance Agreement, other than the Collins Agreement prior to the end of its term.

10.5. Transfers. Seller agrees that between the Effective Date and the Closing, Seller shall not, without Purchaser’s prior written consent, sell, transfer, convey or otherwise dispose of, or pledge, encumber or grant a security interest in any portion of the Property unless, in the case of the disposition of any personal property, the property in question is promptly replaced with an item or items of like value, quality and utility or the failure to so replace does not materially adversely affect the Property or the use or value thereof.

10.6. Notices. Seller shall notify Purchaser reasonably promptly of any of the following matters which occur between the Effective Date and the Closing Date: (i) written notices of default received or given by Seller with respect to the Leases or any material Service and Maintenance Agreement; (ii) litigation commenced by Seller, or litigation of which Seller has received written notice commenced against Seller, in each case with respect to the Property; (iii) written notices of condemnation proceedings against all or any portion of the Property received by Seller; (iv) written notices received from any governmental authority with respect to the Property; and (v) casualty losses to the Property.

10.7. Litigation. Seller shall not, without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, commence or settle any litigation which would have a material adverse effect on the ownership or operation of the Property, or impose any monetary or performance obligations on Purchaser, after Closing.

10.8. Tenant Estoppel Certificates and SNDAs.

10.8.1. Promptly after the Effective Date, Seller shall send a written request to each Tenant in accordance with its Lease to furnish a tenant estoppel statement substantially in the form attached hereto as Schedule I (a “Tenant Estoppel Statement”). Seller shall deliver to Purchaser a copy of each executed Tenant Estoppel Statement promptly after receipt.

10.8.2. Seller agrees to use its best efforts to deliver to Purchaser at or prior to Closing a Tenant Estoppel Statement from the Tenants collectively occupying eighty percent (80%) of the leased square feet of the Property, which must include the Material Tenants (hereinafter defined, the “Tenant Estoppel Requirement”). In the event Seller has not fulfilled the Tenant Estoppel Requirement on or before the Closing Date and Purchaser does not elect to waive such requirement and proceed with Closing, then Seller may adjourn the Closing for a period not to exceed sixty (60) days by giving written notice to the Purchaser. If Seller fails to deliver the Tenant Estoppel Requirement prior to the expiration of such sixty (60)-day period, then Purchaser shall either terminate this Agreement or waive the Tenant Estoppel requirement and proceed to Closing. In the event Purchaser elects to terminate this Agreement pursuant to this Section 10.9, then the Escrow Agent shall return the Deposit and any interest earned thereon to Purchaser and, subject to the provisions herein that survive termination, neither party shall have any further obligation to the other in connection with this Agreement.

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10.8.3. If Seller does not receive a Tenant Estoppel Statement from each of the Tenants occupying the Building, but otherwise satisfies the Tenant Estoppel Requirement, then, at Closing, Seller shall deliver a certificate, for the benefit of Purchaser only, for each such Tenant (a “Seller Estoppel Statement”) in lieu thereof (but specifically excluding the Material Tenants, which must all deliver Tenant Estoppel Statements) in substantially the same form of the Tenant Estoppel Statement attached hereto as Schedule I provided that any such Seller Estoppel Statement shall only survive for the Survival Period and any breach of any such Seller Estoppel Statement shall be subject to the limitations set forth in Section 3.3, and provided further that to the extent a Tenant Estoppel Certificate is delivered to Purchaser within ninety (90) days following the Closing Date, the Seller Estoppel Statement related to such tenant shall automatically expire and shall no longer be subject to the terms of this Section 10.8.3.

10.8.4. Each Tenant Estoppel Statement shall be executed and delivered by the Tenant, confirming in all material respects only such matters as an estoppel is required to address pursuant to the related Lease (a “Confirming Estoppel”), it being understood and agreed that, for the purposes of this Section 10.8.4, an estoppel shall fail to confirm the applicable matters in all material respects, and thus fail to be deemed a Confirming Estoppel, if such estoppel (1) evidences that Seller is in default under any of its material obligations under the Lease, (2) evidences that all specified work required to be performed by the landlord under the Lease (as distinguished from compliance with general maintenance and repair obligations of Landlord) up to the date of Closing has not been substantially completed (except in connection with the Façade Work), provided, however, that if there is work or other unperformed obligations, Seller may either pay such amounts to Tenant on or prior to the Closing Date or credit Purchaser at Closing against the Purchase Price in such amounts, or Seller may deposit with Escrow Agent such amounts to be held in escrow pursuant to an escrow agreement reasonably acceptable to Escrow Agent, Seller and Purchaser, which escrow agreement shall provide that amounts in escrow shall be released to Seller in the event a Confirming Estoppel is received within ninety (90) days after Closing, otherwise such amounts shall be released to Purchaser (provided that if a credit is given, Seller shall have no liability to such Tenant or to Purchaser with respect to such claim); (3) evidences that all specified construction allowances or other sums to be paid to such Tenant (as distinguished from costs or reimbursements related to compliance with general maintenance and repair obligations of Landlord) in excess of $75,000 have not been paid in full (it being acknowledged that the inclusion of same in a Tenant Estoppel Statement shall not relieve Seller of its obligations with respect thereto in accordance with the terms and conditions of this Agreement); or (4) evidences that an action, proceeding or arbitration is then pending with respect of such Tenant’s tenancy or its Lease.

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10.8.5. “Material Tenants” shall collectively mean ALCC, Early Bird Delivery Systems, LLC, Mobile Health Management Services, Inc., Goldman Copeland and Spectaguard Acquisition LLC.

10.8.6. SNDAs. Seller shall use commercially reasonable efforts to cooperate in Purchaser’s efforts to obtain subordination, non-disturbance and attornment agreements from any Tenant that Purchaser may request, provided however that the delivery of executed agreements from one (1) or more of the Tenants shall not be a condition to Closing and Seller shall have no obligation to deliver executed agreements to either Tenant or Purchaser at the Closing.

10.9. Section 314 Audit. Seller covenants and agrees to reasonably cooperate with Purchaser at Purchaser’s sole cost and expense, in connection with any information requests made by or on behalf of Purchaser, which are required to complete a so-called “Section 314 audit”, including, but not limited to providing the following (to the extent applicable and in Seller’s possession or control or which Seller can obtain without undue burden on Seller): (a) monthly historical income statements for the Building for 2011; (b) monthly historical income statements for the Building for 2012, year to date; (c) five (5) years of annual historical occupancy and rent for the Building; (d) back-up and supporting documents relating to the items set forth herein (such as bills, checks, etc.); and (e) the most current financial statement for each of the Tenants to the extent such current financial statements are in the possession of Seller or its managing agent. In addition, Seller shall reasonably cooperate with Purchaser, at Purchaser’s cost and expense, both prior to and after the Closing, in connection with any and all reasonable information requests made by or on behalf of Purchaser, provided that such information is in Seller’s possession or control or which Seller can obtain without undue burden on Seller, relating to the Premises, including the books and records of the Premises. For the avoidance of doubt, Purchaser acknowledges that to the extent such information or documentation referred to above does not exist or is not in Seller’s possession or control, Seller shall not be required to recreate or obtain such documentation or information for Purchaser. The provisions of this Section 10.9 shall survive the Closing until the third (3rd) year anniversary the Closing to the extent requests are made of Purchaser by the SEC, provided however, that nothing in this Section 10.9 shall obligate Seller to remain in existence or prevent the Seller from dissolving after the Closing (subject to Seller’s other obligations pursuant to this Agreement).

10.10. Seller covenants and agrees to use commercially reasonable efforts to cause Seller’s existing environmental report and property condition analysis with respect to the Property to be certified to Purchaser and Purchaser’s mortgage lender (if any), which certification shall be at Purchaser’s expense, and Seller hereby waives any conflict of interest or proprietary rights with respect to such reports.

10.11. Seller covenants and agrees to use commercially reasonable efforts to cause those deficiencies detailed as item (3) of Schedule E attached hereto to be remedied prior to the Closing Date, provided, however, that nothing in this Section 10.11 shall be a condition precedent to Closing.

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ARTICLE 11.

CASUALTY AND EMINENT DOMAIN

11.1. Casualty and Risk of Loss. Between the Effective Date and the delivery of the Deed as provided by Section 14.1.1 herein, the risk of loss or damage to the Property by fire or other casualty, is borne and assumed by Seller. Seller’s assumption of the risk of loss is without any obligation or liability by Seller to repair the same, except Seller, at Seller’s sole option, shall have the right to repair or replace such loss or damage to the Property and shall consult with Purchaser and keep Purchaser fully informed as to any such repair or replacement. Seller agrees to maintain the insurance coverage of the Property existing on the Effective Date until the Closing. In the event any loss or damage to the Property occurs, and Seller elects to make such repair or replacement, this Agreement shall continue in full force and effect, and Seller shall be entitled to a reasonable adjournment of the Closing Date, not to exceed one hundred eighty (180) days in order to make such repair or replacement, as estimated by an Approved Contractor (defined below). If (i) Seller does not elect to repair or replace any such loss or damage; (ii) Seller elects to repair and replace such loss or damage but the repair is estimated by an independent, reputable contractor selected by Seller and reasonably approved by Purchaser (an “Approved Contractor”) to extend beyond one hundred eighty (180) days; (iii) Seller elects to repair and replace such loss or damage but the cost to repair the Property would exceed Three Million Dollars ($3,000,000) as estimated by an Approved Contractor; or (iv) any of the Leases of a Material Tenant may be terminated as a result of such damage (unless the applicable Material Tenant shall waive its right to terminate its Lease), then the Purchaser shall have the following options:

11.1.1. Terminate this Agreement, in which event the Deposit shall be returned to Purchaser and, upon such payment, this Agreement shall be null and void and the parties hereto shall be relieved and released of and from any further liability with respect to each other, except with respect to the provisions of this Agreement which expressly survive the termination of this Agreement; or

11.1.2. Proceed to Closing and on the Closing Date Seller shall assign to Purchaser, and Purchaser shall be entitled to receive and keep, all insurance proceeds payable with respect to such casualty (which shall then be repaired or not at Purchaser’s option and cost), plus the Purchase Price shall be reduced by an amount equal to the sum of (i) the amount of all insurance proceeds previously paid to Seller with respect to such casualty (other than for amounts expended by Seller for emergency repairs or for repairs which are approved by Purchaser (“Approved Repairs”)) and (ii) the deductible amount with respect to the insurance (provided that if the balance of the casualty loss is less than the deductible, then only the amount of the loss shall be deducted from the Purchase Price, less the cost of any Approved Repairs previously made by Seller). Seller shall not be required reduce the Purchase Price by an amount equal to all or any portion of an uninsured loss, other than the deductible. In the event Purchaser elects the option detailed in this Section 11.1.2, then Seller shall have no obligation to repair or restore the Property.

11.1.3. If (i) Purchaser fails to exercise its option as set forth in Section 11.1 within ten (10) days after the later of notice to Purchaser of any loss or damage to the Property and the judgment of the Approved Contractor with respect to time and cost, and all Material Tenants have waived their respective rights to terminate their Leases (if applicable); or (ii) the cost to repair and replace the damage to the Property (as estimated by the Approved Contractor) would be less than Three Million Dollars ($3,000,000), the period to repair and replace the damage to the Property, as estimated by the Approved Contractor would be less than one hundred eighty (180) days and all Material Tenants have waived their respective rights to terminate their Leases (if applicable), then Purchaser shall be deemed to have exercised the option set forth in Section 11.1.2. If any of the foregoing conditions are not met and Purchaser has failed to exercise its option set forth in Section 11.1, then this Agreement shall terminate pursuant to Section 11.1.1.

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11.2. Eminent Domain. If prior to the Closing all or any part of the Property is taken by condemnation or a taking in lieu thereof, the following shall apply:

11.2.1. In the event a material part of the Property is taken or any of the Leases of a Material Tenant may be terminated as a result of such taking (unless the applicable Material Tenant shall waive its right to terminate its Lease), Purchaser, by written notice to Seller (effective only if delivered within ten (10) days after Purchaser receives notice of such taking), may elect to cancel this Agreement prior to the Closing Date. In the event that Purchaser shall so elect, the Deposit and any interest earned thereon shall be returned to Purchaser, and upon such payment, this Agreement shall be null and void and the parties hereto shall be relieved and released of and from any further liability hereunder and with respect to each other, except with respect to the provisions of this Agreement which expressly survive the termination of this Agreement.

11.2.2. In the event a minor or immaterial part of the Property is taken and all Material Tenants have waived their respective rights to terminate their Leases (if applicable), neither party shall have any right to cancel this Agreement, and title shall nonetheless close in accordance with this Agreement without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking; provided, however, that Seller shall, at Closing, (i) turn over and deliver to Purchaser the amount of any award or other proceeds of such taking to the extent actually collected by Seller as a result of such taking, less the amount of the actual expenses incurred by Seller in collecting such award or other proceeds and in making repairs to the Property occasioned by such taking, and (ii) deliver to Purchaser an assignment (without warranty or recourse to Seller) of Seller’s right to any such award or other proceeds which may be payable subsequent to the Closing Date as a result of such taking.

11.2.3. The term “material part,” as distinguished from a “minor or immaterial part,” as used herein shall mean a portion of the Property (i) having a value (based upon an appraisal by an appraiser acceptable to Seller, subject to Purchaser’s approval, which shall not be unreasonably withheld or delayed) in excess of Three Million Dollars ($3,000,000), or (ii) which comprises greater than ten percent (10%) of the leasable square footage of the Building.

11.3. Survival. This Article 11 shall survive the Closing and is intended to be an express provision to the contrary within the meaning of Section 5-1311 of the General Obligations Law of the State of New York.

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ARTICLE 12.

ASSESSMENTS

12.1. If on or after the Effective Date, the Property or any part thereof shall be or shall have been affected by any real estate tax assessment or assessments which are or may become payable in one or more installments which are due after the Closing Date, Purchaser agrees to take title to the Property (without reduction in or adjustment of the Purchase Price) subject to all unpaid installments becoming due and payable after the Closing Date.

ARTICLE 13.

CLOSING ADJUSTMENTS

13.1. Adjustments and Prorations. The following matters and items shall be apportioned or adjusted between the parties hereto as provided herein. The closing of title to the Property pursuant to this Agreement (the “Closing”), as of 12:01 A.M. of the day of the Closing shall be defined as the “Adjustment Date”. The foregoing is based upon the Seller having use of the funds constituting the cash portion of the Purchase Price on the Closing Date, and thus the income and expense for the Closing Date are for Purchaser’s account.

13.1.1. Fixed Rents.

(a) Fixed rents, including charges for each Tenant’s pro rata share of real estate taxes, electricity charged on a “rent inclusion basis”, and monthly sprinkler charges, fuel charges, water charges and other “additional rent” charges payable along with fixed rents (“Fixed Rents”) paid or payable by Tenants under the Leases in connection with their occupancy shall be adjusted and prorated on an if, as and when collected basis. Any Fixed Rents collected by Purchaser or Seller after the Closing from any Tenant who owes Fixed Rents for periods prior to the Closing, shall be applied: (i) first, in payment of Fixed Rents owed by such Tenant for the calendar month in which the Closing Date occurs; (ii) second, in payment of Fixed Rents owed by such Tenant for the period (if any) after the calendar month in which the Closing Date occurs through the end of the calendar month in which such amount is collected; and (iii) third, after Fixed Rents for all current periods have been paid in full, in payment of Fixed Rents owed by such Tenant for the period prior to the calendar month in which the Closing Date occurs. Each such amount, less any costs of collection (including reasonable attorneys’ fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled. In furtherance and not in limitation of the preceding sentence, with respect to any Tenant which has paid all Fixed Rents for periods through the Closing, if, prior to the Closing, Seller shall receive any prepaid Fixed Rents or any other additional rent from a Tenant attributable to a period following the Closing, at the Closing, Seller shall pay over to Purchaser the amount of such prepaid Fixed Rents.

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(b) Purchaser shall bill Tenants who owe Fixed Rents for periods prior to the Closing on a monthly basis for a period of six (6) consecutive months following the Closing Date and shall use commercially reasonable efforts to collect such past due Fixed Rents; provided, however, that Purchaser shall have no obligation to commence any actions or proceedings to collect any such past due Fixed Rents. Notwithstanding the foregoing, if Purchaser is unable to collect such past due Fixed Rents, Seller shall have the right, upon prior written notice to Purchaser, to pursue such Tenants to collect Fixed Rent delinquencies (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such Tenants. Any payment by a Tenant in an amount less than the full amount of Fixed Rents then due and owing by such Tenant, shall be applied first to Fixed Rents (in the order of priority as to time periods as is set forth in Section 13.1.1(a) above) to the extent of all such Fixed Rents then due and owing by such Tenant.

13.1.2. [intentionally omitted]

13.1.3. Taxes and Assessments. Real estate taxes, assessments, business improvement district charges and like charges, ad valorem taxes and personal property taxes, if any, shall be apportioned as of the Adjustment Date on the basis of the fiscal year for which assessed, whether or not due and payable as of the Closing. If the Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate taxes and personal property taxes, if any, shall be upon the basis of the tax rate for the immediately preceding year applied to the latest assessed valuation; however, adjustment will be made upon the actual tax amount, when determined. Any discount received for early payment shall be for the benefit of Seller, and any interest or penalty assessed for late payment shall be borne by Seller. Real estate taxes shall be treated on an annualized basis even if tax payments made in installments are not equal for each installment period. Thus, for example, if the installment for the first half of a fiscal year is paid and is higher than the second half installment, the proration will be based on payment of fifty percent (50%) of the aggregate taxes for such fiscal year. In the case of special assessments payable in installments, the installment for the Fiscal Year in which the Adjustment Date occurs will be apportioned as provided above.

13.1.4. Deposits. Tax and utility company deposits, if any, shall be paid by Purchaser to Seller only to the extent such deposits have been transferred to Purchaser on or before the Closing Date (or, at Seller’s option, Seller shall obtain refunds of the deposits directly from the taxing authority or utility company, as the case may be).

13.1.5. Water and Sewer Charges. Water charges and sewer rents shall be apportioned as of the Adjustment Date on the basis of the fiscal year for which assessed, but if there are water meters on the Property, Seller shall supply to Purchaser a water meter reading current through the Adjustment Date, or if not feasible to so read, to a date not more than thirty (30) days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last meter reading with a per diem adjustment through the Closing Date based upon the average daily usage shown on such reading. Upon the taking of a subsequent actual water meter reading, such apportionment shall be readjusted and Seller or Purchaser, as the case may be, will promptly deliver to the other the amount determined to be due upon such readjustment. If Seller is unable to furnish such prior meter reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto, and Seller shall pay the proportionate charges due up to the Closing Date. Unpaid water meter bills, frontage, sewer charges and assessments which are the obligations of Tenants in accordance with the terms of their respective Leases shall not be adjusted, nor shall the same be deemed an objection to title, and Purchaser will take title subject thereto, provided Tenant shall not be more than forty five (45) days in arrears or subject to a bankruptcy action (in which event, Seller, may, at its option, place the sum of any amounts then due in escrow with the Title Company for up to six (6) months or pay such amounts in full to the Title Company).

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13.1.6. License Fees. Amounts paid or payable with respect to assignable licenses and permits, if any, affecting the Property shall be apportioned as of the Closing Date.

13.1.7. Service and Maintenance Charges. Amounts paid or payable with respect to the Service and Maintenance Agreements shall be apportioned as of the Adjustment Date.

13.1.8. Utilities. Utility charges, including, but not limited to, electricity, gas, steam, telephone and other utilities (other than such charges which are the obligation of Tenants under their respective Leases) shall be apportioned as of the Adjustment Date, all prorated based upon the most current bill unless actual readings are obtained as of the Adjustment Date (Seller hereby agreeing to endeavor to cause such readings to be obtained) in which case, such actual readings shall govern and each party shall pay the amount billed to it, respectively.

13.1.9. Inventory. The value of Building inventory and supplies (e.g., soap, cleaning powder, light bulbs, etc.) in unopened containers, if any, in accordance with an inventory prepared by Seller, is included in the Purchase Price and shall not be credited to Seller.

13.1.10. Tenant Security Deposits.

(a) Security deposits of Tenants (other than those which are marketable securities, letters of credit, or other non-cash items, which shall be delivered to Purchaser at the Closing with all necessary transfer documents) shall be transferred, at Seller’s option, either (i) by direct assignment of the bank accounts in which deposited, or (ii) by Seller retaining all rights in the bank accounts and crediting to Purchaser the amount of the security deposits to be delivered pursuant to this Agreement. In either event, there shall be maintained or credited to Seller all interest earned or accrued to the Adjustment Date, less such portion of the interest to which the respective Tenant would be entitled pursuant to its Lease or by law. Security deposits of Tenants held in the form of marketable securities listed on Schedule H (each a “Letter of Credit” and, collectively, the “Letters of Credit”) shall be assigned and delivered to Purchaser at Closing, with any interest thereon through the Adjustment Date credited to Seller, less such portion to which the Tenant would be entitled. Letters of Credit shall, at Seller’s cost and expense, be assigned and delivered to Purchaser at Closing; provided, however, that if the consent or authorization of the issuer of any such Letter of Credit is required, the failure to obtain such consent shall not constitute grounds for Purchaser or Seller to adjourn the Closing, but Seller shall cooperate with Purchaser in obtaining such consent subsequent to the Closing in accordance with the terms and conditions hereof. As to those Letters of Credits which are not transferred to Purchaser at Closing (collectively, the “Non-Transferable Letters of Credit”), Seller shall execute at Closing the documentation necessary to cause the transfer or re-issuance of the Non-Transferable Letters of Credit and Seller and Purchaser shall reasonably cooperate with each other on the Closing Date and following the Closing so as to effectuate the transfer of same to Purchaser and cause Purchaser to be the beneficiary thereunder or to obtain a replacement letter of credit showing Purchaser as the beneficiary thereunder. Until the Non-Transferable Letters of Credit shall be transferred to Purchaser or replaced, as aforesaid, Purchaser shall hold the same, but upon request may deliver the same to Seller (if necessary), who shall then draw upon the same and deliver the proceeds to Purchaser or return the same to the applicable Tenant, in each case upon Purchaser’s written instruction. Seller shall also deliver to Purchaser at Closing such documentation, including, without limitation, sight drafts executed in blank, as Purchaser shall reasonably require in connection with drawing under the Non-Transferable Letters of Credit in Seller’s name.

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(b) At Closing Purchaser shall indemnify and hold Seller free and harmless from and against any claim made with respect to an assigned security deposit, including any Letter of Credit transferred to Purchaser, or a security deposit as to which Purchaser has received a credit. Seller shall indemnify and hold Purchaser free and harmless from and against any claim made with respect to Seller’s misapplication of any security deposit, except to the extent that the amount of such security deposit paid to or credited to Purchaser at the Closing is confirmed in a Tenant Estoppel Statement.

(c) Seller has not applied any security deposit to cure defaults under any of the Leases currently in effect and Seller shall not apply all or any portion of a Tenant’s security deposit unless such Tenant has vacated its demised premises, without intention to return.

(d) In the event that Seller does not obtain an additional security deposit from Record Press, Inc. in a minimum amount of $23,077.98 on or before the Closing Date, Seller shall credit the amount of $23,077.98 against the Purchase Price on the Closing Date.

13.1.11. Fuel. Proration shall be made of fuel on the Property on the Adjustment Date, based upon a reading made by Seller’s supplier as close as obtainable to the Adjustment Date (reasonably adjusted to the quantity present on the Adjustment Date). The value thereof shall be calculated at Seller’s last cost (including sales tax). If the heating, ventilation or air conditioning for the Property is provided by a measurable product (e.g. steam or gas) the adjustment will be based on meter readings prorated, if necessary, to the Adjustment Date, with a per diem adjustment through the Closing Date based upon the average daily usage shown on such reading.

13.1.12. Tenant Improvement Work; Tenant Improvement Allowance. The cost of performing all work and any additional work required to be performed under Leases executed prior to the Effective Date shall be borne by Seller. In the event any such work shall not be completed prior to Closing (other than the Façade Work, which is specifically provided for in Section 3.1.7 hereinabove), Purchaser shall receive a credit against the Purchase Price in an amount equal to the estimated cost to complete such work and to obtain the necessary approvals therefor, which amount shall be determined by Purchaser’s architect (which architect shall be reasonably acceptable to Seller) and credited to Purchaser. In addition, to the extent any Tenant is entitled to a tenant improvement allowance, or landlord’s contribution pursuant to the Leases, the amount of such allowance or contribution shall be credited to the Purchaser in the full amount provided for in such Lease, less any amounts actually delivered to the Tenant’s prior to the Closing Date, and Purchaser shall assume the balance of all such obligations. Subject to the approval of Purchaser pursuant to Section 10.3, the cost of all work and any additional work required under Leases executed from and after the Effective Date shall be borne by Purchaser. At Closing, Purchaser shall reimburse to Seller all sums theretofore actually paid by Seller to contractors, materialmen, architects, engineers and other professionals in connection with such work as shall have previously been approved by Purchaser and shall assume the obligation to pay any outstanding bills for any such work and to pay the cost of any such work not billed as of the Closing. Purchaser shall indemnify and hold Seller harmless from any loss, claim, damage, liability or expense arising out of any failure to pay any of such costs assumed by Purchaser hereunder or in connection with the performance of any such work subsequent to Closing.

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13.1.13. Insurance Premiums. No existing insurance policy shall be assigned to Purchaser, and no adjustment of any insurance premiums shall be made.

13.2. Determination of Closing Adjustments. The parties hereto agree to make a good faith effort to determine the adjustments and prorations to be made at Closing, pursuant to this Article 13, at least three (3) Business Days prior to the Closing Date and shall prepare a preliminary statement setting fourth such adjustments and prorations to be agreed upon and executed by the parties at least three (3) Business Days prior to Closing Date.

13.3. Net Apportionments and Adjustments.

(a) Due Seller. In the event the net apportionments and adjustments as provided in Section 13.1 result in a payment due Seller, then such payment shall be made at Closing in the manner as determined by Seller. In the event that despite Purchaser’s good faith efforts, the parties hereto are unable to determine the amount of the adjustments to be paid to Seller at Closing, if any, on or before the date which is three (3) Business Days prior to the Closing Date, such amount may be paid by Purchaser to Seller at the Closing by wire transfer or by cashier’s or bank check, drawn upon a bank which is a member of The New York Clearing House Association (or any successor organization thereto), made payable to Seller’s direct order.

(b) Due Purchaser. In the event the net apportionments and adjustments as provided in Section 13.1 result in a payment due Purchaser, then such payment shall be made at Closing by way of a credit against the Cash Balance.

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(c) Other. Except as otherwise provided in this Agreement, the customs regarding title closings, as recommended by The Real Estate Board of New York, Inc., shall apply to all apportionments.

13.4. Survival. The provisions of this Article 13 shall survive the Closing.

ARTICLE 14.

CLOSING DOCUMENTS; OBLIGATIONS OF PURCHASER AND SELLER AT CLOSING

14.1. Seller’s Obligations at Closing. On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:

14.1.1. A Deed.

14.1.2. A Bill of Sale in the form annexed hereto as Exhibit 3.

14.1.3. An Assignment and Assumption of Service, Maintenance and Concessionaire Agreements, in the form annexed hereto as Exhibit 4.

14.1.4. An Assignment and Assumption of Landlord’s Interest in Leases, in the form annexed hereto as Exhibit 5.

14.1.5. All records (including originals) within Seller’s or Seller’s managing agent’s possession or reasonably obtainable by such parties reasonably required for the continued operation of the Property, including but not limited to, service contracts, plans, surveys, Leases, Guaranties, lease files, licenses, permits, warranties, guaranties, records of current expenditures for repairs and maintenance, copies of RPIE filings, notices of violations, and the certificate of occupancy. Such records are to be delivered to Purchaser’s attorneys’ office, unless otherwise agreed to by the parties hereto.

14.1.6. An Assignment of Licenses and/or Permits, in the form annexed hereto as Exhibit 6.

14.1.7. An Assignment of Warranties and Guarantees, in the form annexed hereto as Exhibit 7.

14.1.8. A certificate confirming to Purchaser that the representations and warranties made by Seller hereunder remain true and accurate, in all material respects, as of the Closing, provided, however, that the rent roll delivered pursuant to Section 14.1.16 below will be deemed to have replaced the rent roll that is attached hereto as Schedule D for the purposes of confirming the representation in Section 3.1.2.

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14.1.9. All keys and combinations to locks and electronic access devices at the Property which are in Seller’s or Seller’s managing agent’s possession. Such items are to be delivered at the office of Seller’s managing agent.

14.1.10. A duly executed letter agreement by which Seller and Purchaser agree to correct any errors in prorations as soon after the Closing as amounts are finally determined, in the form annexed hereto as Exhibit 8 (the “Post-Closing Adjustment Letter”).

14.1.11. Evidence reasonably acceptable to Purchaser and the Title Company authorizing the consummation by Seller of the transaction contemplated by this Agreement, and the execution and delivery of documents on behalf of Seller.

14.1.12. The certificate with respect to FIRPTA compliance in the form of Exhibit 9 annexed hereto.

14.1.13. The New York City Department of Finance Real Property Transfer Tax Return (the “RPT Return”) with material supporting the claimed exemption, and the New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (the “Form TP-584”), with payment of the tax shown, and any other usual and customary transfer tax documents delivered in connection with the transfer of real property.

14.1.14. The Tenant Estoppel Statements received by Seller pursuant to Section 10.8 hereof, and any Seller’s Estoppel Statements, if applicable.

14.1.15. A duplicate original letter to each Tenant advising them of the change of ownership of the Property in the form of Exhibit 10 annexed hereto (the “Tenant Notice Letters”). Purchaser shall furnish Seller prior to Closing with the name and address of the bank at which tenants’ securities are to be deposited.

14.1.16. An updated rent roll.

14.1.17. Affidavit of title, substantially in the form annexed hereto as Exhibit 11, or such other reasonable affidavit required by the Title Company.

14.1.18. All security deposits (whether by crediting the same to Purchaser, transferring any bank accounts in respect thereof to Purchaser and/or assigning to Purchaser any letters of credit and delivering any original instruments with respect thereto).

14.1.19. Evidence of Seller’s termination of any existing management and/or leasing agency agreements pertaining to the Property.

14.1.20. Any and all other documents, instruments or other items required to be delivered by Seller under the terms of this Agreement.

14.1.21. If applicable, an Assignment of Letters of Credit, in the form annexed hereto as Exhibit 12, and/or such other forms as the issuing bank of such Letters of Credit may require.

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14.1.22. Such other documents and/or instruments as may be reasonably required by Purchaser or the Title Company in order to consummate the transaction contemplated by this Agreement, provided the same do not require representations of Seller other than those expressly provided for herein nor extend the effective period of any representations of Seller beyond the period expressly provided herein.

14.2. Purchaser’s Obligations at Closing. Purchaser shall deliver or cause to be delivered to Seller on the Closing Date the following:

14.2.1. The Cash Balance.

14.2.2. Duplicate originals of the Assignment and Assumption of Landlord’s Interest in Leases, the Assignment and Assumption of Service, Maintenance and Concessionaire Agreements, the Post-Closing Adjustment Letter, the RPT Return, Form TP-584 and the Tenant Notice Letters, duly executed by Purchaser.

14.2.3. Evidence reasonably acceptable to Seller and the Title Company authorizing the consummation by Purchaser of the transaction which is the subject of this Agreement, and the execution and delivery of documents on behalf of Purchaser.

14.2.4. Such other documents as may be reasonably and customarily required by the Title Company to consummate the transaction contemplated by this Agreement.

ARTICLE 15.

CONDITION PRECEDENT

15.1. It shall be a condition precedent to Purchaser’s obligation to close hereunder that none of the Material Tenants shall have (i) terminated their respective Leases; (ii) vacated their respective demised premises, without intention to return; (iii) delivered notice to Seller of such Material Tenant’s intention to terminate their respective Leases and/or vacate their respective demised premises, without intention to return; (iv) assigned or sublet, or requested Seller’s permission to assign or sublet, all or a substantial portion of their respective demised premises; (v) filed for bankruptcy; or (vi) delivered notice to Seller of such Material Tenant’s intention to file for bankruptcy, prior to Closing.

15.2. It shall be a condition precedent to Purchaser’s obligation to close hereunder that a temporary certificate of occupancy (effective for ninety (90) days) for the Building shall have been obtained by Seller at Seller’s sole cost and expense, and it shall be in full force and effect as of the Closing Date.

15.3. In the event a condition precedent set forth in this Article 15 is not either satisfied or waived by Purchaser on or before the Closing Date, as the same may be adjourned pursuant to the terms of this Agreement, this Agreement shall be null and void, the Deposit and all interest earned thereon shall be returned to Purchaser, and the parties hereto shall be relieved and released of and from any further liability with respect to each other, except with respect to the provisions of this Agreement which expressly survive the termination of this Agreement.

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ARTICLE 16.

SALES TAX

16.1. The parties hereto agree that no part of the Purchase Price is attributable to personal property. The provisions of this Section shall survive the Closing.

ARTICLE 17.

UNPAID TAXES

17.1. The amount of any unpaid real estate taxes, assessments, water charges and sewer rents other than items subject to proration as heretofore provided, which Seller is obligated to pay and discharge may, at the option of Seller, be allowed to Purchaser out of the Cash Balance, provided that official bills therefor with interest and penalties thereon calculated to said date are furnished by Seller at the Closing.

17.2. Seller may use any portion of the Cash Balance to satisfy any liens or encumbrances which exist on the Closing Date which are not Permitted Encumbrances, provided that Seller (i) delivers to Purchaser or Title Company at Closing instruments in recordable form sufficient to satisfy such liens and encumbrances of record, together with the cost of recording or filing said instruments, or (ii) pays such sums or performs such acts as will enable the Title Company to insure Purchaser that such liens will not be collected out of the Property, or (iii) deposits with Purchaser’s attorneys reasonably sufficient funds to enable Purchaser’s attorneys to obtain and record such instruments.

17.3. The existence of (i) any taxes, assessments, water charges, or sewer rents referred to in Section 17.1, or (ii) any liens or encumbrances that are not Permitted Encumbrances, shall not be deemed Title Objections if (x) Seller elects to proceed pursuant to the provisions of Section 17.2, provided that Seller complies with the requirements set forth in Sections 17.1 and 17.2 hereof, or (y) Purchaser is exercising its election to credit certain costs against the Purchase Price as provided in Section 5.2 hereof.

17.4. If Seller requests within a reasonable time prior to the Closing Date, Purchaser agrees to provide at the Closing separate official cashier’s checks, which in the aggregate equal the amount of the Cash Balance, in order to facilitate the satisfaction of any unpaid (and due) real estate taxes, assessments, water charges or sewer rents, liens and/or encumbrances referred to in Section 17.1, and, if Seller elects to proceed pursuant to the provisions of Section 17.2, the payment of any liens and encumbrances referred to therein.

ARTICLE 18.

THE CLOSING

18.1. The Closing. The sale and purchase of the Property contemplated by the terms and conditions of this Agreement shall be consummated at the Closing.

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18.1.1. Location and Date of Closing. Subject to the satisfaction of the terms and conditions, including but not limited to the adjournment rights of either party, set forth herein, the Closing shall take place through an escrow administered by Escrow Agent at 2:00 P.M., on December 21, 2012 (the “Initial Closing Date”). Neither party shall be required to be present at the Closing, unless otherwise agreed to by the parties. In addition to any adjournment right of either party set forth herein, Purchaser shall be entitled to adjourn the Initial Closing Date to December 27, 2012, which adjournment shall be made upon not less than one (1) Business Day prior written notice; provided, however, that Purchaser shall be obligated to close title to the Property, in accordance with the terms and conditions of this Agreement, by no later than 6:00 p.m. on December 27, 2012. Notwithstanding anything to the contrary contained herein, Purchaser shall have the right to accelerate the date of Closing upon ten (10) Business Days prior written notice to Seller provided that all conditions precedent to both Purchaser’s and Seller’s respective obligations to proceed with Closing under this Agreement have been satisfied (or, if there are conditions to a party’s obligation to proceed with Closing that remain unsatisfied, such conditions have been waived by Purchaser or Seller, as applicable). In the event that Purchaser elects to accelerate and the Façade Escrow Amount shall have not been agreed, then the parties hereto covenant and agree to reasonably cooperate in good faith to determine the Façade Escrow Amount on or prior to such accelerated Closing Date (such date, the “Accelerated Closing Date”). In the event that the parties fail to reach agreement on such Façade Escrow Amount prior to the Accelerated Closing Date, then such accelerated Closing shall not occur and the parties shall proceed to Closing pursuant to the timeframes detailed in this Section 18.1.1 and pursuant to the procedures detailed in Section 3.1.7. For purposes of this Agreement, the “Closing Date" shall mean the Initial Closing Date or the Accelerated Closing Date set forth in this Section 18.1.1, as such date may be adjourned pursuant to this Section 18.1.1 or any provision of this Agreement, and the term “Business Day” shall mean all days except Saturdays, Sundays, and all days observed by the Federal Government or New York State as legal holidays.

TIME SHALL BE DEEMED OF THE ESSENCE with respect to Purchaser’s and Seller’s obligation to close.

18.1.2. Delivery of Documents. At the Closing, the Deed and other documents required under Section 14.1 shall be delivered to Escrow Agent to be released upon Seller’s receipt of the payments provided for in Article 2 and the documents referred to in Section 14.2.

ARTICLE 19.

NOTICES

19.1. Except as otherwise provided in this Agreement, any and all notices, elections, demands, requests and responses permitted or required to be given pursuant to this Agreement shall be in writing, signed by the party giving the same or by its attorneys, and shall be deemed to have been duly given and effective upon being: (i) personally delivered with receipt for delivery; or (ii) deposited with a nationally recognized express overnight delivery service (e.g., Federal Express) for next Business Day delivery with receipt for delivery; or (iii) deposited in the United States mail, postage prepaid, certified with return receipt requested, to the other party at the address of such other party set forth below, or at such other address within the continental United States as may be designated by a notice of change of address and given in accordance herewith. The time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof, or in the case of facsimile transmission, as of the date of the facsimile transmission. Personal delivery to a party or to any officer, partner, agent or employee of such party at said address shall be deemed given and received at the time delivered. Rejection or other refusal to accept, or inability to deliver because of changed address of which no notice has been received, shall also constitute receipt. Notices or other communications (including agreements) signed by the attorneys for the respective parties shall be deemed binding upon the parties so long as the intention for such communications (including email agreements) between the attorneys to be binding is clearly set forth therein.

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Any such notice, election, demand, request or response shall be addressed to the respective parties as follows:

(i)	if to Seller, to:

229 W. 36th Street Partnership LP

c/o Real Estate Capital Partners

114 West 47th Street, 23rd Floor

New York, New York 10036

Attention: Michael Fruchtman

and:

229 W. 36th Street Partnership LP

c/o Real Estate Capital Partners

13241 Woodland Park Road, Suite 600

Herndon, VA 20171

Attention: Andre Kinney

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attention: Jay L. Zagoren, Esquire

(ii)	if to Purchaser, to:

ARC NY22936001, LLC

405 Park Avenue, 12th Floor

New York, New York 10022

Attention: Jesse Galloway, Esq.

with a copy to:

Donovan LLP

152 Madison Avenue, 14th Floor

New York, New York 10016

Attention: Nicholas T. Donovan, Esq.

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(iii)	if to Escrow Agent, to:

Chicago Title Insurance Company

1515 Market Street, Suite 1325

Philadelphia, Pennsylvania 19102-1930

Attention: Edwin G. Ditlow

ARTICLE 20.

DEFAULT

20.1. Purchaser’s Default. If Purchaser fails to accept title and pay the Cash Balance in accordance with this Agreement, the Deposit, together with all interest accrued thereon, if any, shall be retained by Seller as liquidated damages. The provisions herein contained for liquidated and agreed upon damages are bona fide provisions for such and are not a penalty, the parties agreeing that by reason of Seller binding itself to the sale of the Property and by reason of the withdrawal of the Property from sale at a time when other parties would be interested in acquiring the Property, that Seller will sustain damages if Purchaser defaults, which damages will be substantial but will not be capable of determination with mathematical precision, and therefore, as aforesaid, this provision for liquidated and agreed upon damages has been incorporated in this Agreement as a provision beneficial to both parties. Notwithstanding the foregoing provisions of this Section, there shall be no limitation on Purchaser’s liabilities or Seller’s remedies with respect to any indemnities made by Purchaser that are specifically stated herein to survive the termination of this Agreement.

20.2. Seller’s Default. Reference is hereby made to Sections 21.1 and 21.2 for Purchaser’s exclusive remedies in the event of a breach of representation or failure to perform any agreement set forth in this Agreement on the part of Seller, subject to the further provisions of this Section 20.2. If Seller, at the Closing, and/or as of the Closing Date, does not make or cause to be made the deliveries described in Section 14.1 and/or does not take all other action required to be taken by Seller as of the Closing Date under this Agreement, or if Seller violates any covenant or agreement set forth herein and fails to cure same at or prior to the Closing, whether or not Purchaser has elected to accept title in accordance with Section 5.2, then Purchaser’s sole remedy shall be to elect either (i) to terminate this Agreement and receive a refund of the Deposit, together with any interest accrued thereon and seek reimbursement for Purchaser’s reasonable out-of-pocket expenses relating to this Agreement, including its due diligence expenses and any expenses incurred in arranging financing to purchase the Property (all of which shall be capped at $150,000.00), and neither party shall thereafter have any further right or obligation hereunder, other than surviving obligations expressly set forth herein or (ii) to bring an action for specific performance of Seller’s obligations under this Agreement, all rights to a plenary action for damages for such failure being waived hereby, except that if specific performance is not available or practicable, then Purchaser may recover actual damages, including diminution of value of the Property, but not consequential damages therefor, provided, however, that if Purchaser shall not have commenced such action within a period of sixty (60) days following the date on which the Closing was originally scheduled, Purchaser shall be deemed to have waived its right to proceed under this clause (ii) and shall be deemed instead to have elected the remedy provided for in clause (i) of this sentence.

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BY INITIALING OR SIGNING WHERE INDICATED BELOW, THE PARTIES SPECIFICALLY APPROVE THE LIQUIDATED DAMAGES PROVISIONS OF THIS ARTICLE 20.

Seller: __________________________	Purchaser: __________________________

ARTICLE 21.

CONDITIONS; SURVIVAL

21.1. Conditions.

(a) If Purchaser (including any assignee or designee of Purchaser named herein) has actual knowledge that (i) any representation of Seller hereunder is untrue, as of the date represented, and for the purposes hereof a representation shall be untrue only if factually untrue and having a material adverse business or legal impact on Purchaser or on the ownership or operation of the Property, or (ii) Seller has failed to perform, observe or comply with any covenant, agreement or condition to be performed hereunder having a material adverse business or legal impact on Purchaser or the ownership or operation of the Property, Purchaser shall promptly notify Seller of such discovery by Purchaser. Purchaser’s failure to notify Seller of the same, at or prior to Closing, shall be deemed to constitute Purchaser’s waiver of same as a condition to Closing and otherwise.

(b) If Seller, having received notice under clause (i) of Paragraph (a) of this Section 21.1 shall fail to cure such misrepresentation prior to Closing, as it may be adjourned pursuant to Section 3.1.20, then Purchaser may, as its sole remedy (whether at law or in equity), all other claims for damages or specific performance being hereby expressly waived by Purchaser, elect to terminate this Agreement and seek reimbursement for Purchaser’s reasonable out-of-pocket expenses relating to this Agreement, including its due diligence expenses and any expenses incurred in arranging financing to purchase the Property (all of which shall be capped at $150,000.00), and the sole liability of Seller shall be to return to Purchaser the Deposit, together with any interest accrued thereon, and to reimburse Purchaser for Purchaser’s reasonable out-of-pocket expenses relating to this Agreement, including its due diligence expenses and any expenses incurred in arranging financing to purchase the Property (all of which shall be capped at $150,000.00) and thereupon, this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liability under this Agreement, other than with respect to those obligations and liabilities which expressly survive the termination of this Agreement.

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21.2. Survival. Except as specifically set forth to the contrary in this Agreement, none of the representations, warranties, covenants, indemnities, agreements, obligations or commitments made by Seller in this Agreement shall survive the Closing, the same being merged in the conveyance.

ARTICLE 22.

SUCCESSORS AND ASSIGNS

22.1. Assignment. Neither this Agreement nor any of the rights of Purchaser hereunder (nor the benefits of such rights) nor any portion of the ownership of the beneficial interest in Purchaser may be assigned, transferred or encumbered without Seller’s prior written consent, which consent may be granted or denied in Seller’s sole and absolute discretion, and any purported assignment, transfer or encumbrance without Seller’s prior written consent shall be void. Notwithstanding anything to the contrary contained in this Article 22, Purchaser shall have a right to assign Purchaser’s rights under this Agreement, in whole, but not in part, to one (i) or more entities which is an affiliate or subsidiary of New York Recovery Operating Partnership, L.P. (the entity to which the rights are assignable may be a trust, limited liability company, limited liability partnership, limited partnership or a corporation) (including the right to assign the Agreement at Closing to multiple entities provided that all of the Units shall close simultaneously), provided that (i) Purchaser designates such assignee at least three (3) Business Days prior to the Closing Date, (ii) the Closing is not delayed as a result of such assignment, (iii) the assignee of this Contract assumes in writing, the obligations of Purchaser under this Contract, (iv) the assignment is made without consideration, and (v) the assignee shall be able to make each of Purchaser’s representations as provided for herein.

ARTICLE 23.

BROKERS

23.1. Representation. Each party represents and warrants to the other that it has not dealt with any broker, finder or consultant other than Jones Lang LaSalle Americas, Inc. (the “Broker”), in connection with the transaction which is the subject of this Agreement. Each party further represents and warrants to the other that in the event any claim is made for a broker’s, finder’s or consultant’s commission or fee by anyone other than Broker as a result of any acts or actions of the representing party, or its representatives with respect to the within transaction, the representing party, its heirs, successors and assigns do hereby agree to indemnify and hold the other party, its heirs, successors and assigns harmless from any and all loss, liability, cost, damage or expense with respect to such claims (including, without limitation, reasonable attorneys’ fees and disbursements). Seller shall pay the brokerage commission to Broker at Closing in accordance with Seller’s agreement with Broker and shall indemnify and hold Purchaser and its successors and assigns harmless from any and all loss, liability, cost, damage or expense with respect to any above-described claim made by Broker (including, without limitation, reasonable attorneys’ fees and disbursements). This Section shall survive the Closing or earlier termination of this Agreement.

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ARTICLE 24.

ESCROW

24.1. The parties hereto have mutually requested that Escrow Agent act as escrow agent for the purpose of holding the Deposit in accordance with the terms of this Agreement and the Escrow Letter in form annexed hereto as Exhibit 13 to be executed by and among Seller, Purchaser and Escrow Agent upon the making of the Deposit by Purchaser (the “Escrow Letter”). The Deposit, together with the interest accrued thereon, if any, shall be held by Escrow Agent until the earlier of the Closing, or such time as Seller or Purchaser may be entitled to a refund thereof in accordance with this Agreement. At such time Escrow Agent shall remit said sum, together with any interest actually accrued thereon, to the party entitled thereto in accordance with this Agreement. At Closing, the Deposit, together with any interest actually accrued thereon, shall be paid to Seller. Escrow Agent shall have no liability to Seller or Purchaser with respect to the amount of interest earned on the Deposit while in escrow.

ARTICLE 25.

[INTENTIONALLY DELETED]

ARTICLE 26.

MISCELLANEOUS

26.1. Existing Mortgage. At the written request of Purchaser, Seller shall request, and shall use reasonable efforts to cause the existing mortgages encumbering the Property to be assigned to Purchaser’s mortgage lender at Closing, at no cost or expense to Seller, in order to reduce Purchase’s mortgage tax obligation in connection with its new mortgage. Nothing contained herein shall be deemed to create a financing contingency for the benefit of Purchaser.

26.2. Merger. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, representations and statements are merged into this Agreement. Neither this Agreement nor any provisions hereof may be modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. Unless otherwise provided herein, no provision of this Agreement may be waived except by an instrument in writing signed by the party against which the enforcement of such waiver is sought.

26.3. Headings. The Article, Section, Schedule and Exhibit headings used herein are for convenience only, and are not to be used in determining the meaning of this Agreement or any part hereof.

26.4. Governing Law. This Agreement and its interpretation and enforcement shall be governed by the laws of the State of New York without regard to conflict of law principles.

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26.5. Jurisdiction. For the purposes of any suit, action or proceeding involving this Agreement, Seller and Purchaser hereby expressly submit to the jurisdiction of all federal and state courts sitting in the State of New York, and consent that any order, process, notice of motion or other application to or by any such court, or a judge thereof, may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and Seller and Purchaser agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties. In furtherance of such agreement, Seller and Purchaser agree upon the request of the other party to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

26.6. Waiver of Venue and Inconvenient Forum Claims. Seller and Purchaser hereby irrevocably waive any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the County and State of New York, and hereby further irrevocably waive any claim that any such suit, action or proceeding is brought in any inconvenient forum.

26.7. Waiver of Jury Trial. Each of the parties hereto waives, irrevocably and unconditionally, any and all right to trial by jury in any action brought on, under, or by virtue of, or relating in any way to this Agreement or the transactions contemplated hereby, or any of the documents executed in connection herewith, the Property, or any claims, defenses, rights of setoff or other actions pertaining hereto or to any of the foregoing.

26.8. Successors and Assigns. This Agreement shall be binding on the successors and assigns of the parties hereto.

26.9. Invalid Provisions. If any term or provision of this Agreement, or any part of any term or provision, or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement or the application of such term or provision or remainder thereof to persons or circumstances other than those as to which it is held invalid and unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

26.10. Schedules and Exhibits. All Schedules and Exhibits which are annexed to this Agreement are a part of this Agreement and are incorporated herein by reference.

26.11. No Other Parties. The provisions of this Agreement are for the sole benefit of the parties to this Agreement and their successors and permitted assigns, and shall not give rise to any rights by or on behalf of anyone other than such parties, and no party is intended to be a third party beneficiary hereof. No provisions of this Agreement, or of any of the documents and instruments executed in connection herewith, shall be construed as creating in any person or entity other than Purchaser and Seller and their permitted assigns any rights of any nature whatsoever.

26.12. Interpretation. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

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26.13. Counterparts; Faxed Signatures. This Agreement may be executed in multiple counterparts, each of which shall, when executed, be deemed to be an original, and all of which when taken together shall constitute but one agreement. Each party may rely upon a faxed counterpart of this Agreement executed and delivered by the other party as if such counterpart were an original counterpart.

26.14. Binding Effect. This Agreement shall not become a binding obligation upon Seller until the same has been fully executed by Purchaser and Seller, and until a fully executed original counterpart thereof has been delivered by Seller to Purchaser.

26.15. Recordation. Neither this Agreement, nor any other document related hereto, nor any memorandum thereof shall be recorded, and any such recording shall be void and of no force or effect.

26.16. Intentionally Omitted.

26.17. Defined Terms. Capitalized terms used in this Agreement are defined as set forth on Exhibit 1.

26.18. Singular/Plural. The use of the singular shall be deemed to include the plural, and vice versa, whenever the context so requires.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Sale and Purchase as of the date first above written.

Seller

229 W. 36TH STREET PARTNERSHIP LP
a Delaware limited partnership

By:	RECAP 36TH STREET GP, INC.,
a Delaware corporation

By:	/s/ Michael Fruchtman
Name: Michael Fruchtman
Title: Vice President

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Purchaser

ARC NY22936001, LLC,
a Delaware limited liability company

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President

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EXHIBIT 1

Definitions

“Accelerated Closing Date” shall have the meaning given to such term in Section 18.1.1.

“Adjustment Date” shall have the meaning given to such term in Section 13.1.

“Agreement” shall have the meaning given to such term in Recitals.

“ALCC” shall have the meaning given to such term in Section 10.2.1.

“Approved Contractor” shall have the meaning given to such term in Section 11.1.

“Approved Repairs” shall have the meaning given to such term in Section 11.1.2.

“Broker” shall have the meaning given to such term in Section 23.1.

“Brokerage Agreement” shall have the meaning given to such term in Section 3.1.2(e).

“Building” shall have the meaning given to such term in Section 1.1.2.

“Business Day” shall have the meaning given to such term in Section 18.1.1.

“Cash Balance” shall have the meaning given to such term in Section 2.2.2.

“Closing Date” shall have the meaning given to such term in Section 18.1.1.

“Closing” shall have the meaning given to such term in Section 13.1.

“Collins” shall have the meaning given to such term in Section 7.1.

“Collins Agreement” shall have the meaning given to such term in Section 7.1.

“Confidentiality Agreement” shall mean that certain Principal Confidentiality and Indemnification Agreement dated July 30, 2012 by and between Purchaser and Broker, as exclusive agent of Seller.

“Confirming Estoppel” shall have the meaning given to such term in Section 10.8.4.

“Contract Survey” shall have the meaning given to such term in Section 4.1.2.

“Contract Title Report” shall have the meaning given to such term in Section 5.1.

“Deed” shall mean a Bargain and Sale Deed without Covenant against Grantor’s Acts in proper form for recording substantially in the form annexed hereto as Exhibit 2.

“Deposit” shall have the meaning given to such term in Section 2.2.1(a).

“Designated Representative” shall have the meaning given to such term in Section 3.1.18.

“Effective Date” shall have the meaning given to such term in the Recitals.

“Escrow Agent” shall have the meaning given to such term in Section 2.2.1(a).

“Escrow Letter” shall have the meaning given to such term in Section 24.1.

“Façade Escrow Amount” shall have the meaning given to such term in Section 3.1.7.3.

“Façade Work” shall have the meaning given to such term in Section 3.1.7.1.

“Fieldler Contract” shall have the meaning given to such term in Section 3.1.7.1.

“Fixed Rents” shall have the meaning given to such term in Section 13.1.1(a).

“Floor Amount” shall have the meaning given to such term in Section 3.3.

“Form TP-584” shall have the meaning given to such term in Section 14.1.13.

“Governmental Authority” shall have the meaning given to such term in Section 4.1.1.

“Guaranties” shall have the meaning given to such term in Section 1.1.5.

“Initial Closing Date” shall have the meaning given to such term in Section 18.1.1.

“Intangible Personal Property” shall have the meaning given to such term in Section 1.1.6.

“Land” shall have the meaning given to such term in Section 1.1.1.

“Leases” shall have the meaning given to such term in Section 1.1.5.

“Letter(s) of Credit” shall have the meaning given to such term in Section 13.1.10(a).

“Liability Limitation” shall have the meaning given to such term in Section 3.3.

“Material Tenants” shall have the meaning given to such term in Section 10.8.4.5.

“Maximum Amount” shall have the meaning given to such term in Section 5.2.

“Non-Transferable Letters of Credit” shall have the meaning given to such term in Section 13.1.10(a).

“OFAC” shall have the meaning given to such term in Section 3.1.10.

“Permitted Encumbrances” shall have the meaning given to such term in Section 4.1.

“Post-Closing Adjustment Letter” shall have the meaning given to such term in Section 14.1.10.

“Property” shall have the meaning given to such term in Article 1.

“Property Management Agreement” shall have the meaning given to such term in Section 3.1.14.

“Purchase Price” shall have the meaning given to such term in Section 2.1.

“Purchaser” shall have the meaning given to such term in the Recitals.

“Released Parties” shall have the meaning given to such term in Section 3.2.4.

“Relevant Environmental Laws” shall have the meaning given to such term in Section 3.1.13.

“RPIE Escrow” shall have the meaning given to such term in Section 3.1.8.

“RPIE Fine” shall have the meaning given to such term in Section 3.1.8.

“RPIE Notice” shall have the meaning given to such term in Section 3.1.8.

“RPT Return” shall have the meaning given to such term in Section 14.1.13.

“SEC” shall have the meaning given to such term in Section 9.1.

“Seller” shall have the meaning given to such term in the Recitals.

“Seller Estoppel Statement” shall have the meaning given to such term in Section 10.8.3.

“Seller’s Engineer” shall have the meaning given to such term in Section 3.1.7.1.

“Service and Maintenance Agreements” shall have the meaning given to such term in Section 1.1.6.

“Subsequent Title Objection” shall have the meaning given to such term in Section 5.1.

“Survival Period” shall have the meaning set given to such term in Section 3.1.19

“Tax Law” shall have the meaning given to such term in Section 6.2.

“Tenant Estoppel Requirement” shall have the meaning given to such term in Section 10.8.2.

“Tenant Estoppel Statement” shall have the meaning given to such term in Section 10.8.1.

“Tenant Notice Letters” shall have the meaning given to such term in Section 14.1.15.

“Tenant(s)” shall have the meaning given to such term in Section 1.1.5.

“Title Company” shall have the meaning given to such term in Section 5.1.

“Title Objections” shall have the meaning given to such term in Section 5.2.

“U.S. Person” shall have the meaning given to such term in Section 3.1.10.

“VSA Group” shall have the meaning given to such term in Section 3.1.7.3.

“Work Amount A” shall have the meaning given to such term in Section 3.1.7.3.

“Work Amount B” shall have the meaning given to such term in Section 3.1.7.3.

EXHIBIT 2

Form of Deed

BARGAIN AND SALE DEED

Without Covenant Against Grantor’s Acts

THIS INDENTURE, made the [__] day of [ ] 2012, between 229 W. 36TH STREET PARTNERSHIP LP, a Delaware limited partnership, having an address c/o Real Estate Capital Partners, 114 West 47th Street, 23rd Floor, New York, New York 10036 (“party of the first part”) and [_________], a [___________] having an address at [_____________] (“party of the second part”).

WITNESSETH, that the party of the first part, in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second part forever,

ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the State, County and City of New York, more commonly known as 229 West 36th Street, New York, New York, Block: 786, Lot: 23 and as further described in Schedule A attached hereto and made a part hereof;

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof,

TOGETHER, with the appurtenances and all the estate and rights of the party of the first part in and to said premises,

TO HAVE AND HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever,

AND the party of the first part, in compliance with Section 13 of the New York Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first or the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

The word “party” shall be constructed as if it read “parties” whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and first year above written.

229 W. 36TH STREET PARTNERSHIP LP
a Delaware limited partnership

By:	RECAP 36TH STREET GP, INC.,
a Delaware corporation

By:
Name:
Title:

State of New York	)
)
County of	)

On the ______ day of in the year 2012 before me, the undersigned, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

________________________________

Notary Public

SCHEDULE A

LEGAL DESCRIPTION

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of 36th Street, distant 378 feet 6 inches easterly from the corner formed by the intersection of the northerly side of 36th Street with the easterly side of Eighth Avenue;

RUNNING THENCE northerly and parallel with the easterly side of Eighth Avenue and part of the distance through a party wall 98 feet 9 inches to the center line of the block;

THENCE easterly along said center line of the block and parallel with the northerly side of 36th Street 115 feet 6 inches;

THENCE southerly again parallel with the easterly side of Eighth Avenue 98 feet 9 inches to the northerly side of 36th Street;

THENCE westerly along said northerly side of 36th Street 115 feet 6 inches to the point or place of BEGINNING.

EXHIBIT 3

Bill of Sale

KNOW ALL MEN BY THESE PRESENTS that 229 W. 36TH STREET PARTNERSHIP LP., having an office c/o Real Estate Capital Partners, 114 West 47th Street, 23rd Floor, New York, New York 10036 (“Seller”), for and in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration to it in hand paid, at or before the unsealing and delivery of these presents by [_________________], having an office at 405 Park Avenue, 15th Floor, New York, New York 10022 (“Purchaser”), the receipt and sufficiency whereof are hereby acknowledged, has transferred and conveyed and by these presents does quitclaim, release, transfer and convey unto Purchaser, its successors and assigns, all fixtures, machinery and equipment to the extent the same constitute personal property, and all other personal property (including, without limitation, the Intangible Personal Property, as defined in that certain Agreement of Sale and Purchase covering the Premises between Seller and Purchaser) (collectively, the “Personal Property”) owned by Seller, attached or appurtenant to, or used in connection with the occupancy and operation of those certain premises known as 229 West 36th Street, New York, New York (the “Premises”).

TO HAVE AND TO HOLD, the same unto Purchaser, its successors and assigns, forever.

This transfer is made as part of the transfer of the Premises by Seller to Purchaser as of the date hereof, and both parties agree and acknowledge that no part of the consideration therefor is allocated to the Personal Property.

This transfer is made without representation, express or implied warranty or guaranty by, or recourse against, Seller of any kind whatsoever, except that Seller represents and warrants that it owns the Personal Property free and clear of all liens and encumbrances.

Except as set forth above, neither Seller nor any agent or representative of Seller has made, and Seller is not liable or bound in any manner by, any express or implied warranties, guaranties, inducements, representations or information pertaining to the Personal Property or any part thereof, the physical condition, the uses which can be made of the same or any other matter or thing with respect thereto and the Personal Property is being transferred “as is”.

This Bill of Sale may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Seller has signed this instrument as of this [___] day of [_____], 2012.

Seller

229 W. 36TH STREET PARTNERSHIP LP
a Delaware limited partnership

By:	RECAP 36TH STREET GP, INC.,
a Delaware corporation

By:
Name:
Title:

Purchaser

EXHIBIT 4

Assignment and Assumption of Service, Maintenance and Concessionaire Agreements

KNOW ALL MEN BY THESE PRESENTS, that 229 W. 36TH STREET PARTNERSHIP LP, having an office c/o Real Estate Capital Partners, 114 West 47th Street, 23rd Floor, New York, New York 10036 (the “Assignor”), in consideration of Ten ($10.00) Dollars in hand paid by [__________] having an office at 405 Park Avenue, 15th Floor, New York, New York 10022 (the “Assignee”), the receipt and sufficiency of which are hereby acknowledged, does hereby assign, transfer and set over to Assignee all of Assignor’s right, title and interest in the service, maintenance and concessionaire agreements affecting the premises known as 229 West 36th Street, New York, New York (the “Premises”) in effect on the date hereof and listed on Schedule A hereto (“Agreements”).

TO HAVE AND TO HOLD, the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions therein contained. This Assignment is made without any express or implied warranty or representation by, or recourse against, Assignor of any kind whatsoever.

This Assignment is made in connection with the transfer this day of the Premises by Assignor to Assignee.

Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Agreements on Assignor’s part to be performed thereunder on, from and after the date hereof and will well and truly perform all of the terms, covenants and conditions of the Agreements from and after the date hereof, and with the same force and effect as though Assignee had signed the Agreements as a party named therein.

This Assignment shall not be construed as a representation or warranty by Assignor as to the transferability of the Agreements, and Assignor shall have no liability to Assignee in the event that any or all of the Agreements (i) are not transferable to Assignee or (ii) are canceled or terminated by reason of this assignment or any acts of Assignee. This Assignment is made without recourse to Assignor for any cause whatsoever by Assignee or by any successor to the interest in Assignee.

This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have signed this instrument as of the [___] day of [________], 2012.

[Assignor]

229 W. 36TH STREET PARTNERSHIP LP
a Delaware limited partnership

By:	RECAP 36TH STREET GP, INC.,
a Delaware corporation

By:
Name:
Title:

[Assignee]

SCHEDULE A

TO
ASSIGNMENT AND ASSUMPTION OF SERVICE, MAINTENANCE AND CONCESSIONAIRE AGREEMENT

[Insert description of agreements]

EXHIBIT 5

Assignment and Assumption of Landlord’s Interest in Leases

KNOW ALL MEN BY THESE PRESENTS that 229 W. 36TH STREET PARTNERSHIP LP, having an office c/o Real Estate Capital Partners, 114 West 47th Street, 23rd Floor, New York, New York 10036 (the “Assignor”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration in hand paid by [______________], having an office at 405 Park Avenue, 15th Floor, New York, New York 10022 (the “Assignee”), the receipt and sufficiency of which are hereby acknowledged, hereby assigns unto Assignee all of Assignor’s right, title and interest in and to the following:

(i)	All leases, tenancy, occupancy or license agreements, as the same may have been amended or modified (the “Leases”), including without limitation, all rents, issues and profits arising therefrom, made and entered into by any and all tenants at those certain premises known as 229 West 36th Street, New York, New York (the “Premises”);

(ii)	All guaranties delivered in connection with the Leases; and

(iii)	All security deposits (and interest earned thereon, to the extent not otherwise payable to the tenants under the Leases), if any, held by Assignor under the Leases.

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained in the Leases.

Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Leases herein assigned by Assignor to Assignee on, from and after the date hereof and hereby agrees to perform all of the terms, covenants and conditions of the Leases to be performed on, from and after the date hereof, all with the full force and effect as if Assignee had signed the Leases originally as the landlord named therein.

Assignee does hereby agree for itself and its successors and assigns to hold and apply all security deposits in accordance with the terms of the Leases pursuant to which the same were initially deposited, to the extent transferred to Assignee in accordance with the Agreement.

Assignee does hereby agree for itself, its successors and assigns, to indemnify, defend and save Assignor, its successors and assigns, harmless from and against any and all claims and liability asserted or arising in connection with the performance by Assignee under the Leases as assumed hereby which arise from events occurring on or after the date hereof.

Assignor does hereby agree to indemnify, defend and save Assignee, its successors and assigns, harmless from and against any and all claims and liability asserted or arising from events occurring in connection with the performance by Assignor or under the Leases prior to the date hereof.

This Assignment is made without any representation or warranty, express or implied, whatsoever by the Assignor except as expressly set forth herein and upon the express condition, understanding and agreement that this Assignment is made without recourse to Assignor for any cause whatsoever by Assignee, or by any successor to the interest of Assignee.

IN WITNESS WHEREOF, the parties hereto have signed this instrument as of this [__] day of, [__________________] 2012.

[Assignor]

229 W. 36TH STREET PARTNERSHIP LP
a Delaware limited partnership

By:	RECAP 36TH STREET GP, INC.,
a Delaware corporation

By:
Name:
Title:

[Assignee]

EXHIBIT 6

Assignment of Licenses and/or Permits

KNOW ALL MEN BY THESE PRESENTS that 229 W. 36TH STREET PARTNERSHIP LP, having an office c/o Real Estate Capital Partners, 114 West 47th Street, 23rd Floor, New York, New York 10036 (the “Assignor”) in consideration of Ten ($10.00) Dollars and other good and valuable consideration in hand paid by [______________], having an office at 405 Park Avenue, 15th Floor, New York, New York 10022 (the “Assignee”), the receipt and sufficiency of which are duly acknowledged, hereby assigns and quitclaims unto Assignee, and its successors and assigns, all of Assignor’s right, title and interest, if any, in and to all assignable licenses and/or permits, if any, relating to and affecting those certain premises known as 229 West 36th Street, New York, New York (the “Premises”).

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions therein contained.

This Assignment is made in connection with the transfer this day of the Premises by Assignor to Assignee.

This Assignment is made without any express or implied warranty or representation by, or recourse against Assignor of any kind whatsoever by Assignee or by a successor to the interest of Assignee, except that Assignor represents and warrants that it is the current holder of such licenses and permits true and free of any liens or encumbrances created by Assignee.

IN WITNESS WHEREOF, the undersigned has signed this Assignment as of this [___] day of [_____________], 2012.

[Assignor]

229 W. 36TH STREET PARTNERSHIP LP
a Delaware limited partnership

By:	RECAP 36TH STREET GP, INC.,
a Delaware corporation

By:
Name:
Title:

[Assignee]

EXHIBIT 7

Assignment of Warranties and Guarantees

KNOW ALL MEN BY THESE PRESENTS that 229 W. 36TH STREET PARTNERSHIP LP, having an office c/o Real Estate Capital Partners, 114 West 47th Street, 23rd Floor, New York, New York 10036 (the “Assignor”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration in hand paid by [______] having an office at 405 Park Avenue, 15th Floor, New York, New York 10022 (the “Assignee”), the receipt and sufficiency of which are duly acknowledged, hereby assigns and quitclaims unto Assignee all of Assignor’s right, title and interest, if any, in and to all assignable warranties and guarantees of contractors, manufacturers, suppliers and/or installers, if any, relating to those certain premises known as 229 West 36th Street, New York, New York (the “Premises”), including all assignable warranties and guarantees covering the materials, goods and equipment installed in or upon the Premises.

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions therein contained.

This Assignment is made in connection with the transfer this day of the Premises by Assignor to Assignee.

This Assignment is made without express or implied warranty or representation by, or recourse against, Assignor of any kind whatsoever, by Assignee or by any successor to the interest of Assignee except that Assignor represents and warrants that it is the current holder of such licenses and permits true and free of any liens or encumbrances created by Assignee.

IN WITNESS WHEREOF, the undersigned has signed this Assignment as of this [___] day of [__________], 2012.

[Assignor]

229 W. 36TH STREET PARTNERSHIP LP
a Delaware limited partnership

By:	RECAP 36TH STREET GP, INC.,
a Delaware corporation

By:
Name:
Title:

[Assignee]

EXHIBIT 8

Post-Closing Adjustment Letter

[Date]

[Name and Address of Purchaser]

Re:	229 West 36th Street New York, New York (the “Premises”)

Ladies and Gentlemen:

In connection with the closing adjustments made pursuant to the transfer of title of the Premises by the undersigned to you, a copy of which closing adjustments is annexed hereto, it is hereby agreed that if any arithmetic calculations shall prove to be erroneous, or any adjustment shall be omitted, same shall be adjusted between you and the undersigned after the closing. Any such adjustment shall be paid promptly after same is ascertained. The obligation to correct any erroneous adjustment or to make any additional adjustment in accordance with the above shall survive the closing.

Very truly yours,

Seller

229 W. 36TH STREET PARTNERSHIP LP
a Delaware limited partnership

By:	RECAP 36TH STREET GP, INC.,
a Delaware corporation

By:
Name:
Title:

Acknowledged and agreed to this
[_____] day of [_______________], 2012: Purchaser

EXHIBIT 9

FIRPTA Certificate

Section 1445 of the Internal Revenue Code provides that a transferee of a U. S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by 229 W. 36TH STREET PARTNERSHIP LP (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Seller’s U.S. employer identification number is 26-0558911, and

3. Seller’s office address is c/o Real Estate Capital Partners, 114 West 47th Street, 23rd Floor, New York, New York 10036.

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Dated:
[Title]

EXHIBIT 10

Tenant Notice Letter

[Letterhead of Seller]

CERTIFIED MAIL

RETURN RECEIPT REQUESTED

AND BY HAND

[Date]

[Tenant]

Re: Acquisition of 229 West 36th Street New York, NY (the “Property”)

Dear [______________]:

We are pleased to announce that [_________________] (“Purchaser”) has today acquired the Property from 229 W. 36TH STREET PARTNERSHIP LP. [________________________]’s address is [____________________]].

Your security deposit in the amount of $[____________], held in accordance with your lease at the Property (“Lease”) has been transferred to and deposited with Purchaser. If that security is in the form of a letter of credit, Purchaser will shortly be in touch with you to arrange for appropriate changes to the letter of credit to reflect Purchaser’s acquisition of the Property.

From this day forward, all checks payable to the landlord under your Lease should be made payable to:

Should you have any questions concerning the acquisition of the Property please call [_____________] at [__________________].

Very truly yours,

Seller

229 W. 36TH STREET PARTNERSHIP LP
a Delaware limited partnership

By:	RECAP 36TH STREET GP, INC.,
a Delaware corporation

By:
Name:
Title:

AGREED TO BY:

[PURCHASER]

EXHIBIT 11

Title Affidavit

STATE OF NEW YORK	)
) SS:
COUNTY OF NEW YORK	)

[_________________], being duly sworn, deposes and says:

1. I am the [_____________] of 229 W. 36TH STREET PARTNERSHIP LP, the owner of the premises described in Schedule A (“Property”).

2. That there has been no work done upon the Property by the City of New York, nor has the City of New York made any demand for any such work that may result in charges by the New York City Department of Rent and Housing Maintenance, or charges by the New York City Department of Environmental Protection for water tap closings or any related work, whether or not such charges are liens against the Property.

3. That no fee for an inspection, reinspection, examination of service performed by the Department of Buildings has been levied, charged, created or incurred that may become a lien on the Property and there are no other liens issued pursuant to the Administrative Code of the City of New York which may affect the Property.

4. Each current tenant of the Property is in possession as a tenant only. There are no options to purchase the Property or rights of first refusal with respect to a purchase of its Property either pursuant to written leases or by separate agreements.

5. That I make this affidavit and indemnification to induce [the Title Company] to insure title to the Property.

6. This affidavit is given by me solely in my capacity as the [___________] of 229 W. 36TH STREET PARTNERSHIP LP and not in my individual capacity and I shall have no liability with respect to any matter set forth or referred to in this affidavit or by the mere fact of my execution of this affidavit.

Sworn to before me this

[___] day of [____________], 2012.

Notary Public

EXHIBIT 12

[ASSIGNMENT OF LETTERS OF CREDIT]

EXHIBIT 13

ESCROW LETTER

Dated: [_____________]

Chicago Title Insurance Company 1515 Market Street, Suite 1325 Philadelphia, Pennsylvania 19102-1930

Re:	Agreement of Sale and Purchase (the “Agreement”) between 229 W. 36TH STREET PARTNERSHIP LP (“Seller”) and ARC NY22936001, LLC, (“Purchaser”) dated November [__] [__], 2012
Premises: 229 West 36th Street New York. New York 10018

Ladies and Gentlemen:

Pursuant to the above-referenced Agreement by and between the undersigned, you are required to act as escrow agent, to hold $6,500,000.00 (“Escrow Deposit”) in escrow, in accordance with the terms and conditions hereinafter set forth. The Escrow Deposit shall be deposited in a segregated interest bearing account for the benefit of the parties hereto.

The Escrow Deposit together with interest earned thereon, if any, shall be released or delivered to the party entitled thereto pursuant to the Agreement with reasonable promptness after:

(a) you shall have received notice from both parties to this Escrow Letter authorizing release of the Escrow Deposit; or

(b) the occurrence of either of the following events:

(i)	the closing under the Agreement; or

(ii)	the receipt by Escrow Agent of a written notice from either party to this Escrow Letter stating that an event has occurred under the Agreement entitling the party delivering such notice to the Escrow Deposit, whereupon Escrow Agent shall deliver written notice (the “Default Notice”) thereof to the other party and, unless such other party shall have delivered a written notice of objection to Escrow Agent within ten (10) days following receipt by such other party of the Default Notice, Escrow Agent shall deliver the Escrow Deposit to the party initially requesting the Escrow Deposit.

It is agreed that the duties of Escrow Agent are only such as are herein specifically provided, being purely ministerial in nature, and that Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence so long as Escrow Agent has acted in good faith. The undersigned hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of Escrow Agent’s duties hereunder.

Escrow Agent shall be under no responsibility with respect to the Escrow Deposit other than faithfully to follow the instructions herein contained. Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect the Escrow Deposit, or to do any act or thing whatever in regard to the Escrow Deposit. Escrow Agent shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Escrow Deposit or for any diminution in value of the Escrow Deposit from any cause. Escrow Agent may consult with counsel and shall be fully protected in any action taken in good faith, in accordance with such advice. Escrow Agent shall not be required to defend any legal proceedings which may be instituted against Escrow Agent in respect of the subject matter of these instructions unless requested so to do by the undersigned and indemnified to the satisfaction of Escrow Agent against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind. Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with Escrow Agent, and shall be fully protected in acting in accordance with any written instructions given to Escrow Agent hereunder and believed by Escrow Agent to have been signed by the proper parties.

The interest earned on the Escrow Deposit shall be deemed to mean only the interest actually earned from the date the Escrow Deposit is deposited in a segregated interest bearing form to the date withdrawn in accordance with the terms hereof. Escrow Agent shall not have any duty to maximize the rate or interest or duration of interest bearing form. If deposited in a form which is not convertible to cash when Escrow Agent is required to release the Escrow Deposit, Escrow Agent shall be deemed to have complied with the requirement of release by delivery of a duly executed assignment of its rights in the Escrow Deposit.

Escrow Agent assumes no liability under this Escrow Letter except that of a stakeholder. If there is any dispute as to whether Escrow Agent is obligated to deliver the Escrow Deposit, or as to whom the Escrow Deposit is to be delivered, Escrow Agent will not be obligated to make any delivery of the Escrow Deposit, but in such event may hold the Escrow Deposit until receipt by Escrow Agent of an authorization in writing signed by all the persons having interest in such dispute, directing the disposition of the Escrow Deposit, or in the absence of such authorization, Escrow Agent may hold the Escrow Deposit until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun and diligently continued, Escrow Agent is not required to bring an appropriate action or proceeding for leave to deposit the Escrow Deposit in court pending such determination, but may at Escrow Agent’s reasonable discretion make a deposit of the Escrow Deposit in court and in such event all liability and responsibility of Escrow Agent shall terminate upon such deposit having been made. In making delivery of the Escrow Deposit in the manner provided for in this Escrow Letter, Escrow Agent shall have no further liability in the matter.

The undersigned hereby jointly and severally agree to indemnify and hold the Escrow Agent free and harmless from and against any claim, liability, suit, cost (including Escrow Agent’s reasonable counsel fees) or other obligation incurred or arising out of this Escrow Letter excluding only Escrow Agent’s liability for its actions taken in bad faith or upon its willful misconduct or gross negligence.

Purchaser and Seller have mutually requested that Escrow Agent act as escrow agent for the purpose of holding the Escrow Deposit in accordance with the terms of this Escrow Letter.

Upon delivery of the Escrow Deposit in accordance with this Escrow Letter, Purchaser and Seller hereby release Escrow Agent from all obligations and liability hereunder.

Escrow Agent has executed this Escrow Letter to confirm that Escrow Agent is holding, and will hold, the Escrow Deposit in escrow pursuant to and in accordance with the provisions of this Escrow Letter.

Except as otherwise provided in this Escrow Letter, any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Escrow Letter shall be in writing, signed by the party giving the same, and shall be deemed to have been properly given and shall be deemed effective upon being personally delivered, or after being deposited in the United States mail, postage prepaid, certified with return receipt requested, to the other parties at the address of the other parties set forth below or at such other address within the continental United States as the other parties may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof; and provided further that no notice of change of address shall be effective until the date of receipt thereof. Personal delivery to a party or to any officer, partner, agent or employee of such party at said address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

Seller at:	229 W. 36TH STREET PARTNERSHIP LP
c/o Real Estate Capital Partners
114 West 47th Street, 23rd Floor
New York, New York 10036
Attention: Michael Fruchtman

and:

229 W. 36TH STREET PARTNERSHIP LP
c/o Real Estate Capital Partners
13241 Woodland Park Road, Suite 600
Herndon, VA 20171
Attention: Andre Kinney

with a copy to:	Jay Zagoren, Esq.
Dechert LLP
2929 Arch Street
Philadelphia, PA 19104

Purchaser:	ARC NY22936001, LLC
405 Park Avenue, 12th Floor
New York, New York 10022
Attention: Jesse Galloway, Esq.

with a copy to:	Donovan LLP
152 Madison Avenue, 14th Floor
New York, New York 10016
Attention: Nicholas T. Donovan, Esq.

Escrow Agent at:	Chicago Title Insurance Company
1515 Market Street, Suite 1325
Philadelphia, Pennsylvania 19102-1930
Attention: Edwin Ditlow

This Escrow Letter constitutes the entire agreement with respect to the terms and conditions of such escrow and any modification, amendment or supplement shall be binding only if made pursuant to an instrument in writing executed by each of the parties hereto. This Escrow Letter shall be binding upon and inure to the benefit of our respective successors and assigns except that the within escrow shall not inure to the benefit of either of the undersigned’s assigns, unless and until you have received a duly executed assignment and assumption (in form satisfactory to you) of all of the assignor’s obligations hereunder.

Very truly yours,

Seller’s Federal Tax Identification Number is 26-0558911	229 W. 36TH STREET PARTNERSHIP LP a Delaware limited partnership

	By:	RECAP 36TH STREET GP, INC., a Delaware corporation

By:
Name:

PURCHASER:

ARC _______________, LLC

By:	Purchaser’s Federal Tax ID Number is:
[____________]

Accepted and Agreed to:

CHICAGO TITLE INSURANCE COMPANY

By:
Edwin Ditlow

PURCHASER:

[______________________]

Accepted and Agreed to:

[ESCROW AGENT]

By:

Seller’s Federal Tax Identification Number

is 26-0558911

Purchaser’s Federal Tax Identification Number

is [_______________________________]

SCHEDULE A

Description of Land

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of 36th Street, distant 378 feet 6 inches easterly from the corner formed by the intersection of the northerly side of 36th Street with the easterly side of Eighth Avenue;

RUNNING THENCE northerly and parallel with the easterly side of Eighth Avenue and part of the distance through a party wall 98 feet 9 inches to the center line of the block;

THENCE easterly along said center line of the block and parallel with the northerly side of 36th Street 115 feet 6 inches;

THENCE southerly again parallel with the easterly side of Eighth Avenue 98 feet 9 inches to the northerly side of 36th Street;

THENCE westerly along said northerly side of 36th Street 115 feet 6 inches to the point or place of BEGINNING.

SCHEDULE B

Schedule of Leases

1. Third Amendment to Lease dated June 1, 2011 by and between 229 W. 36th Street Partnership LP and American Language Communication Center, Inc.

2. Second Amendment to Lease dated November 13, 2009 by and between 229 W. 36th Street Partnership LP and American Language Communication Center, Inc.

3. Confirmation of 2nd Floor Rent Commencement dated July 1, 2009 by and between 229 W. 36th Street Partnership LP and American Language Communication Center, Inc.

4. First Amendment to Lease dated November 5, 2008 by and between 229 W. 36th Street Partnership LP and American Language Communication Center, Inc.

5. Confirmation of Rent Commencement and Term of Lease dated July 26, 2008 by and between 229 W. 36th Street Partnership LP and American Language Communication Center, Inc.

6. Lease dated February 15, 2008 by and between 229 W. 36th Street Partnership LP and American Language Communication Center, Inc.

7. Letter Agreement dated February 15, 2008 by and between 229 W. 36th Street Partnership LP and American Language Communication Center, Inc.

8. Lease Agreement dated February 11, 2011 by and between 229 W. 36th Street Partnership LP and D S Simon Productions, Inc.

9. “Good Guy” Guaranty dated February 11, 2011 by Douglas S. Simon to and in favor of 229 W. 36th Street Partnership LP

10. Possession Date Agreement by and between 229 W. 36th Street Partnership LP and D S Simon Productions, Inc.

11. First Amendment to Lease dated December 21, 2007 by and between 229 W. 36th Street Partnership LP and Early Bird Delivery Systems, LLC, a/k/a Urban Express.

12. Lease Agreement dated January 18, 2002 by and between Handro Properties, LLC and Early Bird Delivery Systems, LLC, a/k/a Urban Express.

13. Landlord Subordination, Waiver, and Consent Agreement dated October 29, 2010 by and between Early Bird Delivery Systems, LLC, a/k/a Urban Express, and 229 W. 36th Street Partnership LP.

14. “Good Guy” Guaranty of Lease Agreement dated January 18, 2002 by Michael Fiorito, Edward C. Kesselman and Bonnie Brogdan, owners of substantially all of the membership interests of Early Bird Delivery Systems, LLC, a/k/a Urban Express, to and in favor of Handro Properties, LLC.

15. Confirmation of Rent Commencement and Term of Lease by and between 229 W. 36th Street Partnership LP and Early Bird Delivery Systems, LLC, a/k/a Urban Express.

16. Confirmation of Expansion Premises Rent Commencement and Term of Lease between 229 W. 36th Street Partnership LP and Mobile Health Management Services, Inc., signed by Mobile Health Management Services, Inc. on July 11, 2012.

17. First Amendment to Lease dated October 12, 2011 by and between 229 W. 36th Street Partnership LP and Mobile Health Management Services, Inc.

18. Lease Agreement dated September 30, 2011 by and between Mobile Health Management Services, Inc. and Professional Evaluation Medical Group, Inc.

19. License Agreement dated September 21, 2011 by and between Mobile Health Management Services, Inc. and Professional Evaluation Medical Group, Inc.

20. Letter Agreement dated March 29, 2010 between 229 W. 36th Street Partnership LP and Mobile Health Management Services, Inc.

21. Lease Agreement dated March 8, 2006 by and between Handro Management Corp., agent for Handro Properties LLC, and Record Press, Inc.

22. “Good Guy” Guaranty dated March 8, 2006 by Hugh A. Wilmot, Jr. to and in favor of Handro Management Corp., agent for Handro Properties LLC.

23. Possession Date Agreement by and between 229 W. 36th Street Partnership LP and Spectaguard Acquisition LLC.

24. Lease Agreement dated May 10, 2011 by and between 229 W. 36th Street Partnership LP and Spectaguard Acquisition LLC.

25. Subordination Agreement, Acknowledgment of Lease Assignment, Attornment, and Non-Disturbance Agreement dated May 6, 2011 by Allied Security Holdings, LLC.

26. Guaranty dated May __, 2011 by Allied Security Holdings LLC to and for the benefit of 229 W. 36th Street Partnership LP.

27. Guaranty dated July 9, 2012 by Charles C. Copeland and by Howard R. Holowitz to and in favor of 229 W. 36th Street Partnership LP.

28. Lease Agreement dated May 2, 2012 by and between 229 W. 36th Street Partnership LP and Goldman Copeland Associates, Engineers, P.C.

SCHEDULE C

Service and Maintenance Agreements

1. Service Contract dated August 29, 2012 by and between Newmark Grubb Knight Frank, as agent of 229 West 36th Street Partnership LP, and Principal Building Services, LLC.

If this service contract is terminated early before August 31, 2013, the unbilled portion of all amortized refinishing services in the amount of $810/month need to be refunded to Principal Building Services, LLC.

2. Service Contract dated May 1, 2011 by and between Grubb & Ellis Management Services, Inc., as agent of 229 West 36th Street Partnership LP, and Collins Building Services, Inc.

3. Service Contract dated March 17, 2010 by and between Grubb & Ellis Management Services, Inc., as agent of 229 West 36th Street partnership, LP, and PS Marcato Elevator Co.

4. Service Contract dated July 25, 2011 by and between Grubb & Ellis Management Services, Inc., as agent of 229 West 36th Street Partnership LP, and AlliedBarton Security Services LLC.

5. Pest Control Service Contract dated as of June 15, 2011 by and between Grubb & Ellis Management Services, Inc., as agent of 229 West 36th Street Partnership LP, and K.E.B. Pest Control, LLC.

6. Service Contract dated July 5, 2011 by and between Grubb & Ellis Management Services, Inc., as agent of 229 West 36th Street Partnership LP, and Cross Fire & Security Co., Inc.

SCHEDULE D

Rent Roll and Arrears Report

[See Rent Roll Attached Hereto]

SCHEDULE E

Compliance

(1)	Violation No. 34926012H from the Commissioner of the Department of Buildings of the City of New York against 229 W. 36th Street Partnership, LP, dated as of April 30, 2012, regarding façade condition.

(2)	2010 RPIE Non-Compliance Notice from the New York City Department of Finance to 229 W. 36th Street Partnership LP, dated as of November 9, 2011, regarding a failure to file the annual Real Property Income and Expense Statement.

(3)	Letter of Defect from the Fire Department Bureau of Fire Prevention Fire Alarm Inspection Unit to 229 West 36 Street Partnership, dated as of April 11, 2012, detailing certain deficiencies relating to the fire alarm electrical equipment.[1]

(4)	Expired temporary Certificate of Occupancy Number 110091882T017.

1 Each of these deficiencies has been addressed and Seller has scheduled its follow up inspection for November 9, 2012, at which time it is anticipated that all such deficiencies shall be deemed cleared.

SCHEDULE F

Litigation

None.

SCHEDULE G

[See Chicago Title Company Title Report Attached Hereto]

SCHEDULE H

Letters of Credit

7. Letter of Credit in the amount of $1,500,000.00 by American Language Communication Center, Inc.

8. Letter of Credit in the amount of $151,245.00 by Mobile Health Management, Inc.

9. Letter of Credit in an amount of $190,000.00 by Goldman Copeland Associates Engineers PC

10. Letter of Credit in the amount of $157,500 by Early Bird Delivery Systems, LLC

SCHEDULE I

Form of Tenant Estoppel Statement

Re:	Lease Agreement dated [__________________] between 229 W. 36TH STREET PARTNERSHIP LP, as “Landlord”, and [___________], as “Tenant”, for premises located at 229 West 36th Street, New York, New York (as so amended, “Lease”).

To:	[__________________________] (“Purchaser”), any mortgagee of Purchaser and their respective successors and assigns:

The undersigned Tenant under the Lease certifies that as of the date, the status of the Lease is as follows:

(5)	The Lease constitutes the entire agreement between the Landlord and the Tenant with respect to the demised premises identified therein, and has not been further amended, modified or supplemented except as follows _____________________________. [Insert none” if applicable.]

(6)	The Lease is in full force and effect, and the Tenant does not have nor is the Tenant entitled to any credit, offsets or claim against the obligation to pay rent or other charges, either by reason of prepayment thereof, Landlord’s acts or omissions, or for any other reason otherwise.

(7)	(a)	The commencement date of the Lease was ____________ and the expiration date of the Lease is ____________.

(b)	The Tenant has no option to renew the Lease, other than ________________________________________________________.

(c)	Monthly base rent, currently and future, is payable as set forth in Schedule “A” annexed hereto.

(d)	The Tenant is responsible for payment of any tax on rents.

(8)	The Tenant is open for business in the premises.

(9)	The Tenant has no right to cancel or terminate the Lease, no option or right to purchase the Property or any part thereof and no right of first refusal whatsoever.

(10)	The security deposit held by the Landlord on the date hereof in accordance with the Lease is $_____________.

(11)	All monthly base rent, common area maintenance charges, real estate taxes, additional rent and other sums payable by the Tenant under the Lease have been fully paid in accordance with the provisions of the Lease.

(12)	The Tenant has not been granted and is not entitled to any free rental or any concession in an abatement of rent. Any and all tenant improvement allowances have been paid to Tenant.

(13)	All work, if any, to be performed by the Landlord has been heretofore completed to the full satisfaction of the Tenant.

(14)	No default exists under the Lease on the part of either the Landlord or the Tenant, and no event has occurred and no condition exists, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

(15)	Installation of rent has not been paid more than one (1) month in advance.

(16)	The Lease has been guaranteed by _______________________ (the “Guarantor”) and such guaranty is in full force and effect [If no guarantor, then this section to be deleted].

(17)	No actions, whether voluntary or otherwise, are pending against Tenant [or Guarantor] under the bankruptcy laws of the United States or any state and there are no claims or action pending against Tenant [and/or Guarantor] which if decided against Tenant [and/or Guarantor] would materially and adversely affect Tenant’s [or Guarantor’s] financial condition or ability to perform Tenant’s [and/or Guarantor’s] obligations under, or in respect of, the Lease.

This certificate shall be binding upon the Tenant and its successors and assigns (if any) and is given with the knowledge that it may be relied upon by Purchaser, any mortgagee of Purchaser, and their respective successors and assigns

Dated: ____________________ ____, 2012                             Tenant: ________________________

SCHEDULE J

Security Deposits

11. Security deposit in the amount of $70,540.86, together with interest earned thereon in the amount of $757.59, from Record Press, Inc.

12. Security deposit in the amount of $360,220.00, together with interest earned thereon in the amount of $29.59, from Spectaguard Acquisition LLC

13. Security deposit in the amount of $40,743.00, together with interest earned thereon in the amount of $51.06, from Mobile Health Management Services, Inc.

14. Security deposit in the amount of $46,440.00, together with interest earned thereon in the amount of $129.54, from D.S. Simon Productions Inc.

15. Letter of Credit in the amount of $1,500,000.00 by American Language Communication Center, Inc.

16. Letter of Credit in the amount of $151,245.00 by Mobile Health Management, Inc.

17. Letter of Credit in an amount of $190,000.00 by Goldman Copeland Associates Engineers PC

18. Letter of Credit in the amount of $157,500 by Early Bird Delivery Systems, LLC

SCHEDULE K

Fielder Contract

[See Fielder Contract Attached Hereto]

SCHEDULE L

Permits

19. Certificate to Operate Boiler dated November 17, 2011 given by the New York City Department of Environmental Protection to Grubb & Ellis Management Services, as agent of 229 West 36th Street Partnership LP, and Collins Building Services, Inc.

SCHEDULE M

Survey

[See Survey Attached Hereto]

SCHEDULE N

Intentionally deleted.

SCHEDULE o

Intentionally deleted.

SCHEDULE P

Pending Real Estate Tax Adjustment

Petition filed by Jay Arthur Goldberg, P.C. for Review of Real Property Assessments filed in the Supreme Court of the State of New York, County of New York on or about October 12, 2012 regarding 2012-2013 real property taxes.